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Filed Pursuant to Rule 424(b)(3)
Registration Number 333-111311

PROSPECTUS

$325,000,000

Ohio Edison Company

Offer To Exchange

$175,000,000 4.00% Exchange Senior Notes due 2008	$150,000,000 5.45% Exchange Senior Notes due 2015
for any and all	for any and all
4.00% Senior Notes due 2008	5.45% Senior Notes due 2015

        We are offering to exchange up to $175,000,000 in aggregate principal amount of our registered 4.00% Exchange Senior Notes due 2008 and $150,000,000 in aggregate principal amount of our registered 5.45% Exchange Senior Notes due 2015, which we refer to collectively as the Exchange Notes, for, respectively, $175,000,000 in aggregate principal amount of our outstanding unregistered 4.00% Senior Notes due 2008 and $150,000,000 in aggregate principal amount of our outstanding unregistered 5.45% Senior Notes due 2015, which we refer to collectively as the Original Notes. The terms of the Exchange Notes of each series are identical in all material respects to the terms of the Original Notes of the corresponding series, except that the Exchange Notes have been registered under the Securities Act of 1933, and, therefore, the terms relating to transfer restrictions, registration rights and additional interest applicable to the Original Notes are not applicable to the Exchange Notes, and the Exchange Notes will bear different CUSIP numbers.

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  This exchange offer will expire at 5:00 p.m., New York City time, on March 10, 2004, unless extended.

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  All Original Notes that are validly tendered, and not validly withdrawn, will be exchanged. You should carefully review the procedures for tendering the Original Notes beginning on page 28 of this prospectus.

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  You may validly withdraw tenders of Original Notes at any time before the expiration of this exchange offer.

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  If you fail to tender your Original Notes, you will continue to hold unregistered, restricted securities, and your ability to transfer them could be adversely affected.

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  The exchange of Original Notes for Exchange Notes will not be a taxable event for United States federal income tax purposes.

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  Original Notes of each series may be exchanged for Exchange Notes of the respective series only in minimum denominations of $1,000 and integral multiples thereof.

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  We will not receive any proceeds from this exchange offer.

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  No public market currently exists for the Exchange Notes. We do not intend to apply for listing of the Exchange Notes on any national securities exchange or to arrange for the Exchange Notes to be quoted on any automated quotation system, and, therefore, an active public market is not anticipated.

        Each broker-dealer that receives Exchange Notes for its own account in this exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of those Exchange Notes. The related letter of transmittal that is delivered with this prospectus states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act of 1933. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Original Notes the broker-dealer acquired as a result of market-making activities or other trading activities. We have agreed that we will make this prospectus available to any broker-dealer for use in connection with any such resale for a period ending 90 days after the consummation of this exchange offer or, if sooner, the date on which those Exchange Notes held by the broker-dealer have been sold (unless such period is extended pursuant to the registration rights agreement). See "Plan of Distribution" beginning on page 50 of this prospectus.

        Each holder of Original Notes wishing to accept the exchange offer must effect a tender of Original Notes by book-entry transfer into the exchange agent's account at The Depository Trust Company ("DTC"). All deliveries are at the risk of the holder. You can find detailed instructions concerning delivery in the "Exchange Offer" section of this prospectus.

        See "Risk Factors" beginning on page 14 for a discussion of factors that you should consider in connection with an investment in Exchange Notes.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

        YOU SHOULD READ THIS ENTIRE DOCUMENT AND THE ACCOMPANYING LETTER OF TRANSMITTAL AND RELATED DOCUMENTS AND ANY AMENDMENTS OR SUPPLEMENTS CAREFULLY BEFORE MAKING YOUR DECISION TO PARTICIPATE IN THE EXCHANGE OFFER.

The date of this prospectus is February 10, 2004.

        This prospectus incorporates by reference important business and financial information about us that is not included in or delivered with this document. Copies of this information are available without charge to any person to whom this prospectus is delivered, upon written or oral request. Written requests should be sent to Ohio Edison Company, c/o FirstEnergy Corp., 76 South Main Street, Akron, Ohio 44308-1890, Attention: Investor Services. Oral requests should be made by telephoning (800) 646-0400. To obtain timely delivery, you must request the information no later than March 3, 2004, which is five business days before the expiration date of this exchange offer.

        This prospectus is part of a registration statement we filed with the Securities and Exchange Commission. You should rely only on the information we have provided or incorporated by reference in this prospectus. We have not authorized anyone to provide you with additional or different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should assume that the information in this prospectus is accurate only as of the date on the front cover and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

        Some of the statements contained in this prospectus and incorporated by reference into this prospectus are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 (the Securities Act) and Section 21E of the Securities Exchange Act of 1934 (the Exchange Act). These statements include declarations regarding our or our management's intents, beliefs and current expectations. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of such terms or other comparable terminology. Forward-looking statements are not guarantees of future performance, and actual results could differ materially from those indicated by the forward-looking statements. Forward-looking statements involve estimates, assumptions, known and unknown risks, uncertainties and other factors that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements.

        The forward-looking statements contained and incorporated by reference herein are qualified in their entirety by reference to the following important factors, which are difficult to predict, contain uncertainties, are beyond our control and may cause actual results to differ materially from those contained in forward-looking statements:

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  the speed and nature of increased competition and deregulation in the electric utility industry;

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  economic or weather conditions affecting future sales and margins;

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  changes in markets for energy services;

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  changing energy and commodity market prices;

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  replacement power costs being higher than anticipated or inadequately hedged;

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  maintenance costs being higher than anticipated;

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  legislative and regulatory changes (including revised environmental requirements);

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  adverse regulatory or legal decisions and the outcome of governmental investigations;

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  availability and cost of capital;

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  the outcome of the remedy phase of the proceedings under the Clean Air Act relating to the W.H. Sammis plant;

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  inability to accomplish or realize anticipated benefits of strategic goals;

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  the ability to improve electric commodity margins and to experience growth in the distribution business;

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  the ability to access the public securities markets;

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  further investigation into the causes of the August 14, 2003 regional power outage and the outcome, cost and other effects of present and potential legal and administrative proceedings and claims related to that outage;

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  a denial of or material change to our application related to our Ohio Rate Stabilization Plan; and

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  and other factors discussed in this offering memorandum under the heading "RISK FACTORS" and from time to time in our filings with the SEC.

Any forward-looking statements speak only as of the date of this offering memorandum, and we undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date on which such statements are made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict all of such factors, nor can we assess the impact of any such factor on our business or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward- looking statements. The foregoing review of factors should not be construed as exhaustive.

SUMMARY

        This summary highlights selected information from this prospectus. This summary is not complete and may not contain all of the information that you should consider prior to making a decision to exchange Original Notes for Exchange Notes. You should read the entire prospectus carefully, including the "Risk Factors" section beginning on page 14 of this prospectus and the financial statements and notes to these statements incorporated by reference in this prospectus. In this prospectus, unless the context indicates otherwise, the words "Ohio Edison," "the company," "we," "our," "ours" and "us" refer to Ohio Edison Company.

Ohio Edison Company

        We are a wholly owned subsidiary of FirstEnergy Corp. ("FirstEnergy"). We were organized under the laws of the State of Ohio in 1930 and own property and do business as an electric public utility in that state. We also have ownership interests in certain facilities located in the Commonwealth of Pennsylvania. Our principal executive offices are located at 76 South Main Street, Akron, Ohio 44308, telephone number 1-800-646-0400.

        We are engaged in the generation, distribution and sale of electric energy to communities in a 7,500 square mile area of central and northeastern Ohio. We are also engaged in the sale, purchase and interchange of electric energy with other electric companies.

        The area we serve has a population of approximately 2.7 million.

        We own all of the outstanding common stock of Pennsylvania Power Company, a Pennsylvania corporation ("Pennsylvania Power"), which furnishes electric service to communities in a 1,500 square mile area of western Pennsylvania. The area served by Pennsylvania Power has a population of approximately 0.3 million.

Recent Developments

Regional Power Outage

        On August 14, 2003, eight states in the Northeast United States and southern Canada experienced a widespread power outage. That outage affected approximately 1.4 million customers in FirstEnergy's service area. FirstEnergy continues to accumulate data and evaluate the status of its electrical system prior to and during the outage event, and continues to cooperate with the U.S./Canada Power Outage Task Force investigating the outage. The interim report issued by the Task Force on November 18, 2003 concluded that the problems leading up to the outage began in FirstEnergy's service area. Specifically, the interim report concludes, among other things, that the initiation of the August 14th outage resulted from the coincidence on that afternoon of the following causes: (1) inadequate situational awareness at FirstEnergy; (2) FirstEnergy's failure to adequately manage tree growth in its transmission rights of way; and (3) failure of the interconnected grid's reliability organizations (Midwest Independent System Operator and PJM Interconnection) to provide effective diagnostic support. FirstEnergy believes that the interim report falls far short of providing a complete and comprehensive picture of the conditions that contributed to the August 14th outage and that it does not adequately address the underlying causes of the outage. FirstEnergy remains convinced that that the outage cannot be explained by events on any one utility's system. On November 25, 2003, the Public Utilities Commission of Ohio ("PUCO") ordered FirstEnergy to file a plan with the PUCO no later than March 1, 2004, illustrating how FirstEnergy will correct problems identified by the Task Force as causes contributing to the August 14th outage and addressing how FirstEnergy proposes to upgrade its control room computer hardware and software and improve the training of control room operators to ensure that similar problems do not occur in the future. PUCO, in consultation with the North American Electric Reliability Council, will review the plan before determining the next steps in the proceeding. On December 24, 2003, the

Federal Energy Regulatory Commission ("FERC") ordered FirstEnergy to pay for an independent study of part of Ohio's power grid. The study is to examine the stability of the grid in critical points in the Cleveland and Akron, Ohio areas; the status of projected power reserves during next summer and through 2008; and the need for new transmission lines or other grid projects. The FERC ordered the study to be completed within 120 days. At this time, it is unknown what the cost of such study will be, or the impact of the results.

Environmental Matters

        In 1999 and 2000, the Environmental Protection Agency, or EPA, issued Notices of Violation (NOV) or a Compliance Order to nine utilities covering 44 power plants, including our W. H. Sammis Plant. In addition, the U.S. Department of Justice filed eight civil complaints against various investor-owned utilities, which included a complaint against us and Pennsylvania Power in the U.S. District Court for the Southern District of Ohio. The NOV and complaint allege violations of the Clean Air Act based on operation and maintenance of the Sammis Plant dating back to 1984. The complaint requests permanent injunctive relief to require the installation of "best available control technology" and civil penalties of up to $27,500 per day of violation. On August 7, 2003, the United States District Court for the Southern District of Ohio ruled that 11 projects undertaken at the Sammis Plant between 1984 and 1998 required pre-construction permits under the Clean Air Act. The ruling concludes the liability phase of the case, which deals with applicability of Prevention of Significant Deterioration provisions of the Clean Air Act. The remedy phase, which is currently scheduled to be ready for trial beginning July 19, 2004, will address civil penalties and what, if any, actions should be taken to further reduce emissions at the plant. In the ruling, the Court indicated that the remedies it "may consider and impose involved a much broader, equitable analysis, requiring the Court to consider air quality, public health, economic impact, and employment consequences. The Court may also consider the less than consistent efforts of EPA to apply and further enforce the Clean Air Act.

        The potential penalties that may be imposed, as well as the capital expenditures necessary to comply with substantive remedial measures that may be required, could have a material adverse impact on our financial condition and results of operations. We are unable to predict the ultimate outcome of these matters, and no reserve has been recorded and no liability has been recorded as of December 31, 2003.

        On December 15, 2003, EPA proposed two different approaches to reduce mercury emissions from coal-fired power plants. The first approach would require plants to install controls known as "maximum achievable control technologies" ("MACT") based on the type of coal burned. If implemented, EPA's MACT proposal would reduce nationwide mercury emissions from coal-fired power plants by 14 tons nationwide to approximately 34 tons nationwide per year. The second approach proposes a cap-and-trade program that would reduce mercury emissions in two distinct phases. Initially, mercury emissions would be reduced by 2010 from implementation of SO2 and NOx emission caps under EPA's proposed Interstate Air Quality Rule referred to below. Phase II of the mercury cap-and-trade program would be implemented in 2018 to cap nationwide mercury emissions from coal-fired power plants at 15 tons per year. EPA has agreed to choose between these two options and issue a final rule by December 15, 2004. The future cost of our compliance with these regulations may be substantial.

        On December 17, 2003, EPA proposed the "Interstate Air Quality Rule" covering a total of 29 states (including New Jersey, Ohio and Pennsylvania) and the District of Columbia based on EPA's proposed findings that air pollution emissions from 28 eastern states and the District of Columbia significantly contribute to projected nonattainment of the national ambient air quality standards (NAAQS) for fine particles in other states and that 25 eastern states and the District of Columbia significantly contribute to projected nonattainment of the "8-hour" ozone NAAQS in other states. EPA has proposed a "cap-and-trade" program in two phases (Phase I in 2010 and Phase II in 2015) that would, according to EPA, reduce power plant SO2 emissions by approximately 3.6 million tons in 2010, across states covered by the rule, with reductions ultimately reaching more than 5.5 million tons annually. NOx emission reductions would measure about 1.5 million tons in 2010 and 1.8 million tons in 2015. The future cost of our compliance with these proposed regulations may be substantial and will depend on if and how they are ultimately implemented by the states in which our and FirstEnergy's affected facilities operate.

Restatement of Previously Reported Results

        On August 19, 2003, we, FirstEnergy and FirstEnergy's other Ohio electric utilities, The Toledo Edison Company ("Toledo Edison"), and The Cleveland Electric Illuminating Company ("Cleveland Electric"), each filed with the Securities and Exchange Commission (the "SEC") an amended annual report on Form 10-K/A for the year ended December 31, 2002 and an amended quarterly report on Form 10-Q/A for the quarter ended March 31, 2003 in connection with the previously announced restatements of their respective 2002 and first quarter 2003 financial statements to reflect implementation of a change in the application of the method of amortizing costs being recovered under those companies' Ohio transition plan and recognition of above market values of certain leased generation facilities. Toledo Edison and Cleveland Electric also restated their 2001 and 2000 financial results since the changes for those years were also material for the two companies.

        On September 11, 2003, FirstEnergy received an informal data request from the SEC asking that it voluntarily provide information and documents related to the restatement of 2002 annual financial statements. FirstEnergy has complied with the request, intends to comply with any follow up requests, and does not anticipate any adverse consequences.

Legal Proceedings

        A number of legal and regulatory proceedings have been filed against FirstEnergy in connection with, among other things, the restatements, in August 2003 by First Energy, us, Toledo Edison and Cleveland Electric of previously reported results, the August 14th regional outage described above, and the extended outage at the Davis-Besse Nuclear Power Station, which is owned by Cleveland Electric and Toledo Edison, alleging violations of federal securities laws, breaches of fiduciary duties by its directors and officers or damages as a result of one or more of those events. All shareholder derivative actions filed in federal court have been consolidated into one action, as have all previously-pending federal securities actions. We were also named as a respondent in two regulatory proceedings initiated at the PUCO in response to complaints alleging failure to provide reasonable and adequate service. We and FirstEnergy intend to defend these actions vigorously, but cannot predict the outcome of any of these proceedings or whether any further regulatory proceedings or legal actions may be instituted against them. In particular, if we or FirstEnergy were ultimately determined to have legal liability in connection with these proceedings, it could have a material adverse effect on our financial condition and results of operations.

PUCO Actions Regarding Establishment of Generation Service Rates After the End of the Market Development Period

        On October 21, 2003, we, together with Cleveland Electric and Toledo Edison, filed an application with the PUCO to establish generation service rates beginning January 1, 2006, in response to the PUCO's concerns about price and supply uncertainty following the end of the market development period. The filing proposed either (a) a competitive auction, which would establish a price for generation that customers would be charged during the period covered by the auction, or (b) a Rate Stabilization Plan, which would extend current generation prices through 2008, ensuring adequate supply and continuing FirstEnergy's support of energy efficiency and economic development efforts. On October 28, 2003, the PUCO entered an order setting forth the discovery schedule related to the application with hearings scheduled to begin December 3, 2003. On November 25, 2003, due to the complexity of the issues involved and in order to provide all parties sufficient time to prepare without materially impacting our ability and the ability of our affiliates to resolve supply needs beyond the end of the market development period, the PUCO revised the discovery schedule and delayed the beginning of hearings until February, 2004. On January 7, 2004, the PUCO filed its testimony on our proposed rate plan generally supporting our rate stabilization proposal as opposed to the competitive bid proposal.

S&P Credit Rating Action

        On December 23, 2003 Standard and Poor's Rating Services lowered its corporate credit ratings on us and FirstEnergy to "BBB-" from "BBB", its senior unsecured debt rating on us and FirstEnergy to "BB+" from "BBB-" and affirmed our senior secured debt rating at "BBB." All of our and our affiliates' ratings were removed from Credit Watch with negative implications, where they had been placed on August 18, 2003, and the ratings outlook was returned to stable.

The Exchange Offer

Issuance of the Original Notes	We issued and sold the following notes on April 21, 2003 in a transaction not requiring registration under the Securities Act:
• $175,000,000 of 4.00% Senior Notes due 2008, and
• $150,000,000 of 5.45% Senior Notes due 2015

The initial purchasers of the Original Notes sold beneficial interests in the Original Notes to qualified institutional buyers pursuant to Rule 144A of the Securities Act and to non-US persons pursuant to Regulation S of the Securities Act. All of the Original Notes originally issued by us on April 21, 2003 are currently outstanding.
The Exchange Offer; Exchange Notes
We are offering to exchange the Exchange Notes for the corresponding Original Notes to satisfy our obligations under the registration rights agreement we entered into when the Original Notes were issued and sold. The Exchange Notes of each series will have been registered under the Securities Act and are of a like principal amount and like tenor of the respective series of Original Notes. Noteholders that validly tender their Original Notes and do not validly withdraw such tender before the expiration date will have the benefit of this exchange offer. Original Notes of each series may be exchanged for Exchange Notes of the respective series only in minimum denominations of $1,000 and integral multiples thereof. In order to exchange your Original Notes, you must validly tender them before the expiration date of the exchange offer.
Expiration Date
5:00 p.m., New York City time, on March 10, 2004, unless extended by us in our sole discretion. If extended, the term expiration date as used in this prospectus will mean the latest date and time to which this exchange offer is extended. We will accept for exchange any and all Original Notes which are validly tendered and not validly withdrawn before 5:00 p.m., New York City time, on the expiration date.
Conditions to the Exchange Offer	The exchange offer is subject to certain customary conditions, some of which we may waive. See "The Exchange Offer—Conditions to the Exchange Offer."

Consequences of Failure to Exchange Your Original Notes
If you fail to validly tender your Original Notes for Exchange Notes in accordance with the terms of the exchange offer, or withdraw your tender, your Original Notes will continue to be subject to transfer restrictions. If you are eligible to participate in the exchange offer and you fail to validly tender your Original Notes, or withdraw your tender, you will not have any further rights under the registration rights agreement, including the right to require us to register your Original Notes, but your Original Notes will remain outstanding and continue to accrue interest. See "The Exchange Offer—Consequences of Failure to Exchange."

Because we anticipate that most holders of Original Notes will elect to exchange their Original Notes, we expect that the liquidity of the markets, if any, for any Original Notes remaining after the completion of the exchange offer will be substantially limited.
Procedures for Tendering Original Notes	If you are a holder of Original Notes who wishes to accept the exchange offer you must:
• complete, sign and date the accompanying letter of transmittal in accordance with the instructions contained in the letter of transmittal; and
• mail or otherwise deliver the letter of transmittal together with the Original Notes and any other required documentation to the exchange agent at the address set forth in this prospectus.

However, if you hold Original Notes through The Depository Trust Company, or DTC, and wish to accept the exchange offer, you must arrange for DTC to transmit required information to the exchange agent in connection with a book-entry transfer. See "The Exchange Offer—Procedures for Tendering Original Notes."

By tendering your Original Notes in either of these manners, you will be making a number of important representations to us, as described under "The Exchange Offer—Resale of Exchange Notes," including that you do not intend to participate in a distribution of the Exchange Notes.

Please do not send your letter of transmittal or certificates representing your Original Notes to us. Those documents should be sent only to the exchange agent. Questions regarding how to tender Original Notes and requests for information should be directed to the exchange agent. See "The Exchange Offer—Exchange Agent."

Guaranteed Delivery Procedures
If you wish to tender your Original Notes and your Original Notes are not immediately available or you cannot deliver your Original Notes, the letter of transmittal or any other documents required by the letter of transmittal to be delivered to the exchange agent, or you are unable to comply with the procedures for book-entry transfer prior to the expiration of the exchange offer, you must tender your Original Notes according to the guaranteed delivery procedures set forth in "The Exchange Offer—Procedures for Tendering Original Notes—Guaranteed Delivery" in order to participate in the exchange offer.
Special Procedures for Beneficial Owners
If your Original Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your Original Notes, we urge you to contact that person promptly and instruct the registered holder to tender your Original Notes on your behalf.

If your Original Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your Original Notes on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your Original Notes to the exchange agent, either make appropriate arrangements to register ownership of the Original Notes in your name or obtain a properly completed note power from the registered holder. Please note that the transfer of registered ownership may take considerable time.
Withdrawal Rights	You may validly withdraw the tender of your Original Notes at any time prior to 5:00 p.m., New York City time, on the expiration date. See "The Exchange Offer—Withdrawal Rights."
Acceptance of Original Notes and Delivery of Exchange Notes
We will accept for exchange any and all Original Notes which are validly tendered and not withdrawn in accordance with the terms and conditions of the exchange offer prior to 5:00 p.m., New York City time, on the expiration date. The Exchange Notes issued pursuant to the exchange offer will be delivered on the earliest practicable date following the exchange date. See "The Exchange Offer—Terms of the Exchange Offer."
Resales of Exchange Notes
We believe that you will be able to offer for resale, resell or otherwise transfer Exchange Notes issued in this exchange offer without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:
• You are acquiring the Exchange Notes in the ordinary course of your business;

• You have no arrangement or understanding with any person to participate in a distribution of the Exchange Notes;
• You are not an affiliate of ours; and
• If you are not a broker-dealer, you are not engaged in, and do not intend to engage in, the distribution of Exchange Notes.

In addition, each participating broker-dealer that receives Exchange Notes for its own account in exchange for Original Notes which were acquired by the broker-dealer as a result of market-making or other trading activities must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the Exchange Notes. A broker-dealer may use this prospectus for an offer to sell, resell or otherwise transfer Exchange Notes. See "Plan of Distribution."

Our belief is based on interpretations by the staff of the Securities and Exchange Commission (SEC) set forth in several no-action letters issued to third parties. The SEC has not considered this exchange offer in the context of a no-action letter, and we cannot be sure that the staff of the SEC would make a similar determination with respect to this exchange offer. See "The Exchange Offer—Resale of Exchange Notes."

If our belief is not accurate and you transfer an Exchange Note without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from those requirements, you may incur liability under the Securities Act. We do not and will not assume, or indemnify you against, such liability.
Accrued Interest on the Exchange Notes and Original Notes
Interest on each Exchange Note will accrue from the last date on which interest was paid on the Original Note surrendered in the exchange offer, or if no interest has been paid, from the original date of issuance of the Original Notes.
Certain United States Federal Income Tax Consequences
The exchange of Original Notes for Exchange Notes pursuant to the exchange offer will not be a taxable event for United States federal income tax purposes. See "Certain United States Federal Income Tax Consequences."
Use of Proceeds	We will not receive any cash proceeds from the issuance of the Exchange Notes. See "Use of Proceeds."
Exchange Agent	The Bank of New York.

Registration Rights Agreement
The registration rights agreement by and among us and the initial purchasers of the Original Notes entitles you to exchange your Original Notes for Exchange Notes with substantially identical terms. The exchange offer satisfies this right. After the exchange offer is completed, you will no longer be entitled to any exchange or registration rights with respect to your Original Notes. However, under the circumstances described in the registration rights agreement, you may require us to file a shelf registration statement under the Securities Act. See "The Exchange Offer—Purpose of the Exchange Offer" and "The Exchange Offer—Consequences of Failure to Exchange."

The Exchange Notes

Securities Offered	We are offering $325,000,000 aggregate principal amount of our Exchange Notes of the following series:
• $175,000,000 of 4.00% Exchange Senior Notes due 2008, and
• $150,000,000 of 5.45% Exchange Senior Notes due 2015.
General
The form and terms of each series of Exchange Notes are identical in all material respects to the form and terms of the corresponding series of Original Notes, except that the Exchange Notes (i) will be registered under the Securities Act and, therefore, will not be subject to the restrictions on transfer applicable to the Original Notes, (ii) will bear a different CUSIP number and (iii) will not be entitled to the rights of holders of Original Notes under the registration rights agreement we entered into when the Original Notes were issued and sold. The Exchange Notes will evidence the same debt as the Original Notes and will be entitled to the benefits of the senior note indenture. See "Description of the Exchange Notes."
Maturity	The Exchange Notes due 2008 will mature on May 1, 2008, and the Exchange Notes due 2015 will mature on May 1, 2015.
Interest
Interest on the Exchange Notes due 2008 will accrue at a rate of 4.00% per annum and interest on the Exchange Notes due 2015 will accrue at a rate of 5.45% per annum. Interest on each series of the Exchange Notes will accrue from the date of original issuance and will be payable semi-annually in arrears on each May 1 and November 1, commencing May 1, 2004.
Optional Redemption	Each series of the Exchange Notes will be redeemable as a whole or in part, at our option, at any time at a redemption price equal to the greater of
• 100% of the principal amount of such Exchange Notes being redeemed, and
•
the sum of the present values of the remaining scheduled payments of principal and interest (excluding the portion of any such interest accrued to the redemption date) on the Exchange Notes of such series being redeemed discounted to the redemption date semiannually (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below) plus 20 basis points in the case of the Exchange Notes due 2008 and 25 basis points in the case of the Exchange Notes due 2015, plus, in each case, accrued interest on the Exchange Notes being redeemed to the date of redemption. See "Description of Exchange Notes—Optional Redemption."

Ranking	The Exchange Notes will be our senior unsecured general obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness.
Limitation on Liens
So long as any Exchange Notes are outstanding, we will not pledge, mortgage, hypothecate or grant a security interest in, or permit any mortgage, pledge, security interest, or other lien upon, any of our operating property (other than excepted property under the senior note indenture) except for certain permitted secured debt to secure any indebtedness without also equally and ratably securing the outstanding Exchange Notes and all other indebtedness entitled to be so secured. See "Description of Exchange Notes—Limitation on Liens."
Limitation on Sale and Lease-Back Transactions
So long as any Exchange Notes are outstanding, we may not enter into or permit to exist, any sale and lease-back transaction with respect to any operating property (except for transactions involving leases for a term, including renewals, of not more than 48 months), if the purchasers' commitment is obtained more than 18 months after the later of the completion of the acquisition, construction or development of that operating property or the placing in operation of that operating property or of that operating property as constructed or developed or substantially repaired, altered or improved. See "Description of Exchange Notes—Limitation on Sale and Lease-Back Transactions."
Risk Factors	You should carefully consider each of the factors described in the section of this prospectus entitled "Risk Factors" before participating in this exchange offer.
Further Issuances
We may from time to time, without the consent of the holders of our debt securities, create and issue further debt securities having the same terms and conditions as the Exchange Notes of either series so that the further issuance is consolidated and forms a single series with the previously outstanding Exchange Notes of that series.
Form and Denomination	The Exchange Notes of each series will be issued in fully registered form only in denominations of $1,000 and integral multiples thereof.
DTC Eligibility
The Exchange Notes of each series will be represented by a Global Certificate deposited with, or on behalf of, The Depository Trust Company (DTC) or its nominee. See "Description of Exchange Notes—Book-Entry, Delivery and Form."
Trustee and Paying Agent	The Bank of New York.
Governing Law	The senior note indenture and the Original Notes are, and the Exchange Notes will be, governed by, and construed in accordance with, the laws of the State of New York.

RISK FACTORS

        You should consider the following risk factors, in addition to the other information presented in this prospectus and the documents incorporated by reference into this prospectus, in evaluating us, our business and whether to participate in this exchange offer. Any of the following risks, as well as other risks and uncertainties, could harm the value of the Exchange Notes directly or our business and financial results and thus indirectly cause the value of the Exchange Notes to decline, which in turn could cause you to lose all or part of your investment. The risks below are not the only ones facing us or the Exchange Notes. Additional risks not currently known to us or that we currently deem immaterial also may impair our business and cause the value of the Exchange Notes to decline. See "Cautionary Note Regarding Forward-Looking Statements."

RISKS RELATED TO OUR BUSINESS

WE MAY ULTIMATELY INCUR LIABILITY IN CONNECTION WITH THE AUGUST 14, 2003 REGIONAL OUTAGE OR THE RESTATEMENT OF EARNINGS.

        On August 14, 2003, eight states in the Northeast United States and southern Canada experienced a widespread power outage. That outage affected approximately 1.4 million customers in FirstEnergy's service area. FirstEnergy continues to accumulate data and evaluate the status of its electrical system prior to and during the outage event, and continues to cooperate with the U.S./Canada Power Outage Task Force investigating the outage. The interim report issued by the Task Force on November 18, 2003 concluded that the problems leading up to the outage began in FirstEnergy's service area. Specifically, the interim report concludes, among other things, that the initiation of the August 14th outage resulted from the coincidence on that afternoon of the following causes: (1) inadequate situational awareness at FirstEnergy; (2) FirstEnergy's failure to adequately manage tree growth in its transmission rights of way; and (3) failure of the interconnected grid's reliability organizations (Midwest Independent System Operator and PJM Interconnection) to provide effective diagnostic support. FirstEnergy believes that the interim report falls far short of providing a complete and comprehensive picture of the conditions that contributed to the August 14th outage and that it does not adequately address the underlying causes of the outage. FirstEnergy remains convinced that that the outage cannot be explained by events on any one utility's system. On November 25, 2003, the PUCO ordered FirstEnergy to file a plan with the PUCO no later than March 1, 2004, illustrating how FirstEnergy will correct problems identified by the Task Force as causes contributing to the August 14th outage and addressing how FirstEnergy proposes to upgrade its control room computer hardware and software and improve the training of control room operators to ensure that similar problems do not occur in the future. PUCO, in consultation with the North American Electric Reliability Council, will review the plan before determining the next steps in the proceeding.

        A number of legal and regulatory proceedings have been filed against FirstEnergy in connection with, among other things, the restatements, in August 2003, by First Energy, us, Toledo Edison and Cleveland Electric of previously reported results, the August 14th regional outage described above, and the extended outage at the Davis-Besse Nuclear Power Station, which is owned by Cleveland Electric and Toledo Edison, alleging violations of federal securities laws, breaches of fiduciary duties by its directors and officers or damages as a result of one or more of those events. All shareholder derivative actions filed in federal court have been consolidated into one action, as have all previously-pending federal securities actions. We were also named as a respondent in two regulatory proceedings initiated at the PUCO in response to complaints alleging failure to provide reasonable and adequate service. We and FirstEnergy intend to defend these actions vigorously, but cannot predict the outcome of any of these proceedings or whether any further regulatory proceedings or legal actions may be instituted against them. In particular, if we or FirstEnergy were ultimately determined to have legal liability in connection with these proceedings, it could have a material adverse effect on our financial condition and results of operations.

        On September 11, 2003, FirstEnergy received an informal data request from the SEC asking it to voluntarily provide information and documents related to the restatement of its 2002 annual financial statements. We are unable to predict the outcome of any of these legal or regulatory proceedings.

CHANGES IN COMMODITY PRICES COULD DECREASE REVENUES FROM POWER WE SELL AND INCREASE THE COST OF POWER WE BUY.

        We and FirstEnergy's other electric utility operating companies sell all of the power generated at our nuclear plants to FirstEnergy Solutions Corp., or FES, our competitive services affiliate. Substantially all of the non-nuclear plants owned by us and FirstEnergy's other utility operating companies are leased to and operated by FirstEnergy Generation Corp., a subsidiary of FES. All of the power generated by these non-nuclear plants is sold by FirstEnergy Generation to FES. FES in turn sells all of this power to us and other FirstEnergy electric utility operating companies at fixed prices.

        While our rates are set by regulatory bodies and the electricity generated at FirstEnergy plants is purchased at fixed prices, a portion of the electricity we purchase from FES comes from purchases it makes in the open market. FES passes on to us and the other FirstEnergy electric utility operating companies the costs of purchased power on a pro rata basis. As a result, increases in the costs of fuel (particularly coal and natural gas) can affect our financial results and financial position by increasing the amounts passed through to us by FES for open market purchases. In addition, since we still bear the fuel and operations and maintenance costs related to our nuclear plants, increased nuclear fuel costs may adversely affect our results of operations. Changes in the market prices of electricity, which are affected by changes in fuel costs and other factors, may impact our financial results and financial position by increasing the amount we pay to purchase power from FES to supply our provider of last resort, or PLR, obligations in Ohio.

        Electricity and fuel prices may fluctuate substantially over relatively short periods of time for a variety of reasons, including:

  •
  severe or unexpected weather or seasonality;

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  changes in electricity usage;

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  illiquidity in wholesale power and other markets;

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  transmission or transportation constraints, inoperability or inefficiencies;

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  availability of competitively priced alternative energy sources;

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  changes in supply and demand for energy commodities;

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  changes in power production capacity;

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  outages at our power production facilities or those of our competitors;

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  changes in production and storage levels of natural gas, lignite, coal, crude oil and refined products;

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  natural disasters, wars, acts of sabotage, terrorist acts, embargoes and other catastrophic events; and

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  federal, state, local and foreign energy, environmental and other regulation and legislation.

        We could be particularly vulnerable if power prices rise while any of FirstEnergy's generating units are out of service as a result of an unscheduled outage, since the amount of electricity available to us from FES at fixed prices would be reduced.

OUR FACILITIES MAY NOT OPERATE AS PLANNED, WHICH MAY INCREASE OUR EXPENSES OR DECREASE OUR REVENUES AND HAVE AN ADVERSE EFFECT ON OUR FINANCIAL PERFORMANCE.

        Operation of power plants and distribution facilities involves many risks, including the breakdown or failure of equipment or processes, accidents, labor disputes, and performance below expected levels. In addition, weather-related incidents and other natural disasters can disrupt generation, transmission and distribution delivery systems. Because the transmission facilities on which we rely are interconnected with those of third parties, the operation of our facilities may be adversely affected by unexpected or uncontrollable events occurring on the systems of such third parties.

        Operation of our power plants below expected capacity levels could result in lost revenues or increased expenses, including higher maintenance costs that we may not be able to recover from customers. Unplanned outages may require us to incur significant replacement power costs. Moreover, if we are unable to perform our contractual obligations, penalties or liability for damages may result.

A DOWNGRADE IN OUR CREDIT RATING COULD NEGATIVELY AFFECT OUR ABILITY TO ACCESS CAPITAL.

        Standard & Poor's and Moody's Investors Service rate our senior unsecured debt at BB+ and Baa2, respectively. These ratings indicate the agency' respective assessments of our ability to pay interest, distributions and principal on such securities. On December 23, 2003 Standard and Poor's Rating Services lowered its corporate credit ratings on us and FirstEnergy to "BBB-" from "BBB", its senior unsecured debt rating on us and FirstEnergy to "BB+" from "BBB-" and affirmed our senior secured debt rating at "BBB". All of our and our affiliates' ratings were removed from Credit Watch with negative implications, where they had been placed on August 18, 2003, and the ratings outlook was returned to stable. On August 14, 2003, Moody's placed FirstEnergy and all of its operating subsidiaries under review for possible downgrade. Further downgrades by either Moody's or Standard & Poor's of our long-term credit rating, particularly to levels below investment grade, could negatively affect our ability to access the capital markets and increase our borrowing costs, which could adversely impact our financial results. In addition, we would likely be required to pay higher interest rates in future financings, and our potential pool of investors and funding sources could decrease.

        Further changes in the credit ratings of our parent, FirstEnergy, could also affect our credit ratings, as well as those of the other FirstEnergy companies. In particular, FirstEnergy's credit ratings could be negatively impacted if further delays in the restart of the Davis-Besse Nuclear Power Station adversely affect FirstEnergy's results of operations. See the discussion of the Davis-Besse outage below. In addition, FirstEnergy's credit ratings could be negatively impacted as a result of investigations into the August 14th outage, lawsuits filed against FirstEnergy relating to its August 2003 restatements of financial results, the Sammis plant litigation involving us, and investigations into power outages in New Jersey, in the service area of our affiliate Jersey Central Power & Light Company, between July 5 and July 8, 2003.

RISKS RELATED TO OUR INDUSTRY

WE ARE SUBJECT TO COMPLEX AND CHANGING GOVERNMENT REGULATIONS THAT MAY REQUIRE INCREASED EXPENSE AND/OR CHANGES IN BUSINESS STRATEGY THAT COULD HAVE A NEGATIVE IMPACT ON OUR RESULTS OF OPERATIONS.

        We are subject to comprehensive regulation by various federal, state and local regulatory agencies that significantly influences our operating environment. We are required to have numerous permits, approvals and certificates from the agencies that regulate our business. We believe the necessary permits, approvals and certificates have been obtained for our existing operations and that our business is conducted in accordance with applicable laws; however, we are unable to predict the impact on our operating results from the future regulatory activities of any of these agencies. Changes in or reinterpretations of existing laws or regulations or the imposition of new laws or regulations could require us to incur additional expenses or change the way we run our business, and therefore have an adverse impact on our results of operations.

RESTRUCTURING AND DEREGULATION IN THE ELECTRIC UTILITY INDUSTRY MAY RESULT IN INCREASED COMPETITION AND UNRECOVERABLE COSTS THAT COULD ADVERSELY AFFECT OUR BUSINESS AND RESULTS OF OPERATIONS.

        As a result of the actions taken by state legislative bodies over the last few years, major changes in the electric utility business have occurred and are continuing to take place in parts of the United States, including Ohio where we operate. These changes have resulted in fundamental alterations in the way integrated utilities conduct their business. Beginning on January 1, 2001, Ohio customers were able to choose their electricity suppliers as a result of legislation which restructured the electric utility industry. That legislation required unbundling the price for electricity into its component elements—including generation, transmission, distribution and transition charges.

        Increased competition resulting from restructuring efforts could have a significant adverse financial impact on us and our subsidiaries and consequently on our results of operations. Increased competition could result in increased pressure to lower prices, including the price of electricity. Retail competition and the unbundling of regulated electric service could have a significant adverse financial impact on us and our subsidiaries due to potential impairment of assets, a loss of retail customers, lower profit margins or increased costs of capital. We cannot predict the extent and timing of entry by additional competitors into the electric markets.

        The Federal Energy Regulatory Commission, or FERC, and U.S. Congress are also proposing significant changes in the structure and conduct of our business. If the restructuring and deregulation efforts result in increased competition or unrecoverable costs, our business and results of operations may be adversely affected. We cannot predict the extent and timing of further efforts to restructure, deregulate or re-regulate us or the industry.

        In Ohio, laws applicable to electric industry restructuring and our transition plans include provisions:

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  establishing PLR obligations for customers who have not selected other suppliers in our respective service areas;

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  allowing customers to select other generation suppliers; and

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  deregulating our electric generation businesses.

        Under our PLR obligations, we are required to provide electric service to customers who have not selected other suppliers at capped rates, which may be below current market rates and below our cost of supplying this power. To satisfy PLR obligations in our service area during applicable transition periods, we source power from FES. We entered into a power supply agreement whereby FES purchases all of the output of our nuclear generating facilities and leases and operates our fossil generating facilities. We are a "full requirements" customer of FES which enables us to meet our PLR responsibilities in our service area. Because PLR rates are capped, we bear the risks associated with increases in the costs of procuring power necessary to satisfy those obligations, whether those increases are experienced directly by us through increases in fuel prices or environmental compliance costs at our nuclear units, for example, or reflected in the increased market prices paid by FES for purchased power and passed on to us from time to time. In addition, increases in these costs can no longer be recovered from customers as was permitted prior to state utility restructuring. If these supply costs were to increase significantly and prove unrecoverable, our profit margins may significantly decrease and adversely affect our results of operations.

        Our PLR customers may choose to purchase power from alternative suppliers. Should they choose to switch from us, our revenues from power sales would decrease. On the other hand, customers originally choosing alternative suppliers may switch back to us, which may increase demand above our available capacity and force us to purchase power from FES which it must buy in the open market at potentially unfavorable prices. Switching by customers as permitted by the state laws referred to above, therefore, could have an adverse effect on our results of operations and financial position.

        As part of our Ohio transition plan, we are obligated to supply electricity to customers who do not choose an alternative supplier of electricity. We are also required to provide 560 megawatts, or MW, of low cost supply to unaffiliated alternative suppliers that serve customers within our service area. FES acts as an alternate supplier for a portion of the load in our franchise area. In 2003, the total peak load forecasted for customers electing to stay with us as supplier, including the 560 MW of low cost supply and the load served by FES is 5,100 MW.

        We may incur potentially significant lost opportunity costs if we could have sold such capacity at more favorable wholesale prices or used it in satisfaction of PLR obligations in preference to higher priced purchased power obtained for that purpose.

        On October 21, 2003, we, together with Cleveland Edison and Toledo Edison, filed an application with the PUCO to establish generation service rates beginning January 1, 2006, in response to the PUCO's concerns about price and supply uncertainty following the end of the market development period. The filing proposed either (a) a competitive auction, which would establish a price for generation that customers would be charged during the period covered by the auction, or (b) a Rate Stabilization Plan, which would extend current generation prices through 2008, ensuring adequate supply and continuing FirstEnergy's support of energy efficiency and economic development efforts. On October 28, 2003, the PUCO entered an order setting forth the discovery schedule related to the application with hearings scheduled to begin December 3, 2003. On November 25, 2003, due to the complexity of the issues involved and in order to provide all parties sufficient time to prepare without materially impacting our ability and the ability of our affiliates to resolve supply needs beyond the end of the market development period, the PUCO revised the discovery schedule and delayed the beginning of hearings until February, 2004. On January 7, 2004, the PUCO Staff filed its testimony on our proposed rate plan generally supporting our rate stabilization proposal as opposed to the competitive bid proposal.

WE ARE EXPOSED TO RISKS OF NUCLEAR GENERATION, WHICH INVOLVE ISSUES AND UNCERTAINTIES RELATING TO HEALTH AND SAFETY, ADDITIONAL CAPITAL COSTS, THE ADEQUACY OF INSURANCE COVERAGE AND NUCLEAR PLANT DECOMMISSIONING.

        We currently have interests in three of the four nuclear generating units operated by our affiliate, FENOC: Beaver Valley Power Station Units 1 and 2 and Perry Nuclear Power Plant Unit 1. Our ownership and leasehold interests in these three units comprise a total of 1,727 MW, or 26.9% of our total owned and leased generating capacity. Our affiliates also own the Davis-Besse Nuclear Power Station (which is out of service awaiting regulatory authorization to restart) and which is also operated by FENOC. We are, therefore, subject to the risks of nuclear generation, which include the following:

  •
  the potential harmful effects on the environment and human health resulting from the operation of nuclear facilities and the storage, handling and disposal of radioactive materials;

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  limitations on the amounts and types of insurance commercially available to cover losses that might arise in connection with our nuclear operations or those of others in the United States;

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  uncertainties with respect to contingencies and assessment amounts if insurance coverage is inadequate; and

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  uncertainties with respect to the technological and financial aspects of decommissioning nuclear plants at the end of their licensed operation.

        The NRC has broad authority under federal law to impose licensing and safety-related requirements for the operation of nuclear generation facilities. In the event of non-compliance, the NRC has the authority to impose fines or shut down a unit, or both, depending upon its assessment of the severity of the situation, until compliance is achieved. Revised safety requirements promulgated by the NRC could necessitate substantial capital expenditures at nuclear plants, including ours. Unlike our fossil plants, which have been leased to and operated by FirstEnergy Generation since 2001, new capital costs as well as fuel, operation and maintenance expenses, for our nuclear plants continue to be borne by us.

        On April 30, 2002, the NRC initiated a formal inspection process at our affiliate's Davis-Besse Nuclear Power Station in response to corrosion found in the reactor vessel head near the nozzle penetration hole during a refueling outage in the first quarter of 2002 by FENOC, which is the plant's operator and licensee. The purpose of the formal inspection process is to establish criteria for NRC oversight of FENOC's performance and to provide a record of the major regulatory and licensee actions taken, and technical issues resolved, leading to the NRC's approval of restart of the plant.

        Restart activities include resolution of both hardware and management issues. In addition to refurbishment and installation work at the plant, FENOC has made significant management and human performance changes with the intent of establishing the proper safety culture throughout the workforce. Work was completed on the reactor vessel head during 2002 and is continuing on efforts designed to enhance the unit's reliability and performance. FENOC is also accelerating maintenance work that had been planned for future refueling and maintenance outages. Testing of the bottom of the reactor for leaks was completed in October 2003 and no indication of leakage was discovered. FENOC installed a state-of-the-art leak-detection system on the bottom of the reactor. The NRC must authorize restart of the plant following its formal inspection process before the unit can be returned to service. Remaining NRC activity prior to the scheduling of a public meeting on restart approval includes a follow-up inspection on the plant's safety culture and a follow-up inspection by the NRC's Restart Readiness Assessment Team. The NRC's follow-up inspection on safety culture began on January 12, 2004, and is ongoing. The NRC's Restart Readiness Assessment Team's inspection will begin once FENOC completes an internal assessment of the plant's operational readiness. At present, FENOC anticipates the plant to return to service during the First Quarter of 2004. However, additional significant delays in Davis-Besse's return to service, which depends on the successful resolution of the management and technical issues as well as NRC approval, could trigger an evaluation for impairment of the nuclear plant.

        Although we do not own any interest in the Davis-Besse Nuclear Power Station, any of our nuclear plants could face similar prolonged outages for unforeseen repair issues such as the current outage at the Davis Besse plant or could experience a serious nuclear incident at any time. If such an incident did occur, it could cause us to incur significant repair expenses, which could adversely affect our results of operations, cash flows or financial condition. In addition, a major incident at any nuclear facility anywhere in the world could cause the NRC to limit or prohibit the operation or licensing of any domestic nuclear unit. Such an incident, to the extent it reduced the amount of FirstEnergy-owned generation available to us through FirstEnergy Solutions, could also lead to our bearing the burden of potentially unfavorable costs to purchase power in the open market. Depending on prevailing market prices for replacement power, our financial condition, cash flows and results of operations could be materially adversely affected if this were to occur.

        In addition, the Price-Anderson Act limits the public liability relative to a single incident at a nuclear power plant to $10.9 billion. The amount is covered by a combination of private insurance and an industry retrospective rating plan. Based on our ownership and leasehold interests in nuclear facilities, our maximum potential assessment under the industry retrospective rating plan (assuming the other affiliate co-owners contribute their proportionate shares of any assessments under the retrospective rating plan) would be $192 million per incident, but not more than $19.1 million in any one year for each incident.

        We are also insured as to our respective interests in nuclear facilities under Nuclear Electric Insurance Limited, or NEIL, policies issued to us for each plant. Under these policies, up to $2.75 billion is provided for property damage and decontamination and decommissioning costs. We have also obtained approximately $537 million of insurance coverage for replacement power costs for our respective interests in nuclear facilities. Under these policies, we can be assessed a maximum of approximately $29.1 million for incidents at any covered nuclear facility occurring during a policy year which are in excess of accumulated funds available to the insurer for paying losses.

OUR OPERATING RESULTS ARE AFFECTED BY WEATHER CONDITIONS AND MAY FLUCTUATE ON A SEASONAL AND QUARTERLY BASIS.

        Weather conditions directly influence the demand for electric power. In our service territory, demand for power peaks during the hot summer months, with market prices also typically peaking at that time. As a result, our overall operating results may fluctuate on a seasonal and quarterly basis. In addition, we have historically sold less power, and consequently received less revenue, when weather conditions are milder. Severe weather, such as tornadoes, hurricanes, storms and droughts, may cause outages and property damage which may require us to incur additional expenses that are generally not insured and that we would not be able to recover from customers. The effect of the failure of our facilities to operate as planned, as described above, would be particularly burdensome during a peak demand period.

OUR COSTS OF COMPLIANCE WITH ENVIRONMENTAL LAWS ARE SIGNIFICANT, AND THE COST OF COMPLIANCE WITH FUTURE ENVIRONMENTAL LAWS COULD HARM OUR CASH FLOW AND PROFITABILITY.

        Our operations are subject to extensive federal, state and local environmental statutes, rules and regulations. Compliance with these legal requirements requires us to incur significant costs toward environmental monitoring, installation of pollution control equipment, emission fees, maintenance, upgrading, remediation and permitting at all of our facilities. These expenditures have been significant in the past and may increase in the future, although FirstEnergy Generation has been primarily responsible for such costs at our fossil plants since it began leasing and operating them in 2001. If the costs of compliance with existing environmental regulations do increase, it could adversely affect our business and our results of operations, financial position and cash flows. Moreover, environmental laws are subject to change, which may materially increase our costs of compliance or accelerate the timing of these capital expenditures. Because of the deregulation of generation, we may not recover through rates additional costs incurred for such compliance. Our compliance strategy, although reasonably based on the information available to us today, may not successfully address the relevant standards and interpretations in the future.

GOVERNMENTAL AUTHORITIES MAY ASSESS PENALTIES ON US FOR FAILURES TO COMPLY WITH ENVIRONMENTAL LAWS AND REGULATIONS.

        If we fail to comply with environmental laws and regulations, even if caused by factors beyond our control or based on new interpretations of longstanding requirements, that failure may result in the assessment of civil or criminal penalties and fines against us.

        The Sammis Plant litigation filed by the U.S. Environmental Protection Agency, or EPA, and various states highlights the environmental risks faced by generating facilities, in general, and coal-fired generating facilities, in particular.

        In 1999 and 2000, EPA issued Notices of Violation or a Compliance Order to nine utilities covering 44 power plants, including the W. H. Sammis Plant, which is owned jointly by us and Pennsylvania Power. In addition, the U.S. Department of Justice filed eight civil complaints against various investor-owned utilities, which included a complaint against us and Pennsylvania Power in the U.S. District Court for the Southern District of Ohio. The Notices of Violation and complaint allege violations of the Clean Air Act based on operation and maintenance of the Sammis Plant dating back to 1984. The complaint requests permanent injunctive relief to require the installation of "best available control technology" and civil penalties of up to $27,500 per day of violation.

        On August 7, 2003, the United States District Court for the Southern District of Ohio ruled that 11 projects undertaken at the Sammis Plant between 1984 and 1998 required us to obtain pre-construction permits and, prior to construction, new expected plant emission levels to determine whether more stringent emission standards under the Clean Air Act were applicable. The ruling concludes the liability phase of the case. The remedy phase, which is currently scheduled for trial beginning on July 19, 2004, will address civil penalties and what, if any, actions should be taken to further reduce emissions at the plant.

        The potential penalties that may be imposed, as well as the capital expenditures necessary to comply with substantive remedial measures that may be required, would not be recoverable through rates and may have a material adverse impact on our financial condition and results of operations. We are unable to predict the ultimate outcome of this matter, and no liability has been recorded and no liability has been recorded as of December 31, 2003.

        On December 15, 2003, EPA proposed two different approaches to reduce mercury emissions from coal-fired power plants. The first approach would require plants to install controls known as "maximum achievable control technologies" ("MACT") based on the type of coal burned. If implemented, EPA's MACT proposal would reduce nationwide mercury emissions from coal-fired power plants by 14 tons nationwide to approximately 34 tons nationwide per year. The second approach proposes a cap-and-trade program that would reduce mercury emissions in two distinct phases. Initially, mercury emissions would be reduced by 2010 from implementation of SO2 and NOx emission caps under EPA's proposed Interstate Air Quality Rule. Phase II of the mercury cap-and-trade program would be implemented in 2018 to cap nationwide mercury emissions from coal-fired power plants at 15 tons per year. EPA has agreed to choose between these two options and issue a final rule by December 15, 2004. The future cost of compliance with these regulations may be substantial.

        On December 17, 2003, EPA proposed the "Interstate Air Quality Rule" covering a total of 29 states (including New Jersey, Ohio and Pennsylvania) and the District of Columbia based on EPA's proposed findings that air pollution emissions from 28 eastern states and the District of Columbia significantly contribute to projected nonattainment of the national ambient air quality standards (NAAQS) for fine particles in other states and that 25 eastern states and the District of Columbia significantly contribute to projected nonattainment of the "8-hour" ozone NAAQS in other states. EPA has proposed a "cap-and-trade" program in two phases (Phase I in 2010 and Phase II in 2015) that would, according to EPA, reduce power plant SO2 emissions by approximately 3.6 million tons in 2010, across states covered by the rule, with reductions ultimately reaching more than 5.5 million tons annually. NOx emission reductions would measure about 1.5 million tons in 2010 and 1.8 million tons in 2015. The future cost of compliance with these proposed regulations may be substantial and will depend on if and how they are ultimately implemented by the states in which our and FirstEnergy's affected facilities operate.

RISKS RELATED TO THIS EXCHANGE OFFER.

IF YOU DO NOT PROPERLY TENDER YOUR ORIGINAL NOTES FOR EXCHANGE NOTES, YOU WILL CONTINUE TO HOLD UNREGISTERED NOTES WHICH ARE SUBJECT TO TRANSFER RESTRICTIONS.

        We will only issue Exchange Notes in exchange for Original Notes that are received by the exchange agent in a timely manner together with all required documents. Therefore, you should allow sufficient time to ensure timely delivery of the Original Notes, and you should carefully follow the instructions on how to tender your Original Notes set forth under "The Exchange Offer—Procedures for Tendering Original Notes" and in the letter of transmittal that you receive with this prospectus. Neither we nor the exchange agent are required to tell you of any defects or irregularities with respect to your tender of the Original Notes.

        If you do not tender your Original Notes or if we do not accept your Original Notes because you did not tender your Original Notes properly, you will continue to hold Original Notes. Any Original Notes that remain outstanding after the expiration of this exchange offer will continue to be subject to restrictions on their transfer in accordance with the Securities Act. After the expiration of this exchange offer, holders of Original Notes will not (with limited exceptions) have any further rights to have their Original Notes registered under the Securities Act. In addition, if you tender your Original Notes for the purpose of participating in a distribution of the Exchange Notes, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the Exchange Notes. If you continue to hold any Original Notes after the exchange offer is completed, you may have difficulty selling them because of the restrictions on transfer and because there will be fewer Original Notes outstanding. The value of the remaining Original Notes could be adversely affected by the conclusion of this exchange offer. There may be no market for the remaining Original Notes and thus you may be unable to sell such notes.

IF AN ACTIVE TRADING MARKET DOES NOT DEVELOP FOR THE EXCHANGE NOTES, YOU MAY BE UNABLE TO SELL THE EXCHANGE NOTES OR TO SELL THEM AT A PRICE YOU DEEM SUFFICIENT.

        The Exchange Notes will be new securities for which there is no established trading market. We do not intend to apply for listing of the Exchange Notes on any national securities exchange or to arrange for the Exchange Notes to be quoted on any automated system. We provide no assurance as to:

  •
  the liquidity of any trading market that may develop for the Exchange Notes;

  •
  the ability of holders to sell their Exchange Notes; or

  •
  the price at which holders would be able to sell their Exchange Notes.

        Even if a trading market develops, the Exchange Notes may trade at higher or lower prices than their principal amount or purchase price, depending on many factors, including:

  •
  prevailing interest rates;

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  the number of holders of the Exchange Notes;

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  the interest of securities dealers in making a market for the Exchange Notes; and

  •
  our operating results.

        If a market for the Exchange Notes does not develop, purchasers may be unable to resell the Exchange Notes for an extended period of time. Consequently, a holder of Exchange Notes may not be able to liquidate its investment readily, and the Exchange Notes may not be readily accepted as collateral for loans. In addition, market-making activities will be subject to restrictions of the Securities Act and the Exchange Act.

        In addition, if a large number of holders of Original Notes do not tender Original Notes or tender Original Notes improperly, the limited amount of Exchange Notes that would be issued and outstanding after we complete the exchange offer could adversely affect the development of a market for the Exchange Notes.

IF YOU ARE A BROKER-DEALER, YOUR ABILITY TO TRANSFER THE ORIGINAL NOTES MAY BE RESTRICTED.

        A broker-dealer that purchased Original Notes for its own account as part of market-making or trading activities must deliver a prospectus when it sells the Exchange Notes. Our obligation to make this prospectus available to broker-dealers is limited. Consequently, we cannot guarantee that a proper prospectus will be available to broker-dealers wishing to resell their Exchange Notes.

USE OF PROCEEDS

        The exchange offer contemplated hereby is intended to satisfy some of our obligations under the related registration rights agreement.

        We will not receive any cash proceeds from the issuance of the Exchange Notes in this exchange offer. In consideration for issuing the Exchange Notes as contemplated in this prospectus, we will receive outstanding Original Notes in like principal amount. We will cancel all Original Notes surrendered to us in the exchange offer.

        We used a portion of the net proceeds from the sale of the Original Notes to provide for the redemption of $219,460,000 aggregate principal amount of several series of our outstanding first mortgage bonds. The remaining net proceeds were used for general corporate purposes.

CAPITALIZATION AND SHORT-TERM DEBT

        The following table shows our capitalization and short-term debt on a consolidated basis as of September 30, 2003.

	Actual September 30, 2003
	Amount	% of Total
	(dollars in thousands)
Short-Term Debt	$184,525
Capitalization:
Common Stockholder's Equity	2,634,042	56.7
Preferred Stock Not Subject to Mandatory Redemption	100,070	2.2
Long-Term Debt and Other Long-Term Obligations
Preferred Stock Subject to Mandatory Redemption(a)	14,250	0.3
Other(b)(c)	1,893,996	40.8

Total Capitalization	4,642,358	100.0%

(a)
Includes current maturities of $750,000.

(b)
Includes current maturities of $416.5 million. As of September 30, 2003, our total long-term debt included $211 million of long-term debt of Pennsylvania Power.

(c)
Our long-term debt also included $960 million of secured debt, of which $191 million was secured debt of Pennsylvania Power.

SUMMARY CONSOLIDATED FINANCIAL INFORMATION

        The following consolidated financial information should be read in conjunction with the consolidated financial statements contained in our most recent Annual Report on Form 10-K/A and Quarterly Report on Form 10-Q filed with the SEC.

	Year Ended December 31,					Nine Months Ended September 30, 2003
	1998	1999	2000	2001	2002
	(dollars in thousands)					(Unaudited)
Income Summary:
Operating Revenues	$2,519,662	$2,686,959	$2,726,708	$3,056,464	$2,948,675	$2,191,310
Operating Income	486,920	473,042	482,231	466,819	453,831	222,032
Net Income	270,798	297,689	336,456	350,212	349,649	214,907
Total Assets	$8,923,826	$8,700,746	$8,154,151	$7,915,953	$7,790,041	$7,819,427
Ratio of Earnings to Fixed Charges*	2.39	2.42	2.69	2.99	3.44	3.06

*
The ratio of earnings to fixed charges represents, on a pre-tax basis, the number of times earnings cover fixed charges. Earnings consist of income before extraordinary items adding back fixed charges and the provision for income taxes. Fixed charges consist of interest on long-term debt, other interest expense, subsidiary's preferred stock dividend requirements and an estimate of the interest portion of all rentals charged to income.

THE EXCHANGE OFFER

General

        We are offering to exchange up to $175,000,000 in aggregate principal amount of Exchange Notes due 2008 and up to $150,000,000 in aggregate principal amount of Exchange Notes due 2015 for the same aggregate principal amount of the corresponding series of Original Notes, properly tendered and not validly withdrawn before the expiration date. Unlike the Original Notes, the Exchange Notes will be registered under the Securities Act. We are making the exchange offer for all of the Original Notes. Your participation in the exchange offer is voluntary, and you should carefully consider whether to accept this offer.

        On the date of this prospectus, $175,000,000 in aggregate principal amount of Original Notes due 2008 and $150,000,000 in aggregate principal amount of Original Notes due 2015 are outstanding. Our obligations to accept Original Notes for Exchange Notes pursuant to the exchange offer are limited by the conditions listed below under "The Exchange Offer—Conditions to the Exchange Offer." We currently expect that each of the conditions will be satisfied and that no waivers will be necessary.

Purpose of the Exchange Offer

        On April 21, 2003, we issued and sold $175,000,000 in aggregate principal amount of 4.00% Senior Notes due 2008 and $150,000,000 in aggregate principal amount of 5.45% Senior Notes due 2015, in each case in transactions exempt from the registration requirements of the Securities Act. The initial purchasers of the Original Notes subsequently resold the Original Notes to qualified institutional buyers in reliance on Rule 144A under the Securities Act and under Regulation S under the Securities Act.

        Because the transactions were exempt from registration under the Securities Act, a holder may reoffer, resell or otherwise transfer Original Notes only if the Original Notes are registered under the Securities Act or if an applicable exemption from the registration and prospectus delivery requirements of the Securities Act is available.

        In connection with the issuance and sale of the Original Notes, we entered into a registration rights agreement with the initial purchasers of the Original Notes, which requires us to (i) prepare and, as soon as practicable following the date of original issuance of the Original Notes (April 21, 2003), file with the SEC an exchange offer registration statement with respect to the exchange offer and the issuance and delivery to the holders, in exchange for the Original Notes of each series, a like principal amount of Exchange Notes of that series, (ii) use our reasonable best efforts to cause the exchange offer registration statement to be declared effective under the Securities Act not later than 180 calendar days following the date of original issuance of the Original Notes, (iii) use our reasonable best efforts to keep the exchange offer registration statement effective until the closing of the exchange offer and (iv) use our reasonable best efforts to cause the exchange offer to be consummated within 210 calendar days following the date of original issuance of the Original Notes. In addition, there are circumstances under which we are required to file a shelf registration statement with respect to resales of the Original Notes. The registration rights agreement also provides that if neither the exchange offer is consummated nor a shelf registration statement is declared effective within 210 calendar days of the date of original issuance of the Original Notes, the annual interest rate borne by the Original Notes will be increased by 0.25% per annum commencing the date that is 210 days after the date of original issuance of the Original Notes until the exchange offer is consummated or the shelf registration statement is declared effective. We have filed a copy of the registration rights agreement as an exhibit to the registration statement on Form S-4 with respect to the Exchange Notes offered by this prospectus.

        We are making the exchange offer to satisfy our obligations under the registration rights agreement. Holders of Original Notes who do not tender their Original Notes or whose Original Notes are tendered but not accepted will have to rely on an applicable exemption from registration requirements under the Securities Act and applicable state securities laws in order to sell their Original Notes.

        The Exchange Notes of each series will be issued in a like principal amount and identical in all material respects to the respective series of Original Notes, except that the Exchange Notes will be registered under the Securities Act, will be issued without a restrictive legend, will bear different CUSIP numbers and will not be entitled to the rights of holders of Original Notes under the registration rights agreement, including additional interest. Consequently, the Exchange Notes, unlike the Original Notes, may be resold by a holder without any restrictions on their transfer under the Securities Act. Also, the registration rights and related additional interest provisions applicable to the Original Notes do not apply to the Exchange Notes.

Resale of Exchange Notes

        We have not requested, and do not intend to request, an interpretation by the staff of the SEC as to whether the Exchange Notes issued pursuant to the exchange offer in exchange for the Original Notes may be offered for sale, resold or otherwise transferred by any holder without compliance with the registration and prospectus delivery provisions of the Securities Act. Instead, based on existing interpretations of the Securities Act by the staff of the SEC set forth in several no-action letters to third parties, and subject to the immediately following sentence, we believe that the Exchange Notes to be issued pursuant to this exchange offer in exchange for Original Notes may be offered for resale, resold and otherwise transferred by any holder of Exchange Notes (other than holders who are broker-dealers) without further compliance with the registration and prospectus delivery requirements of the Securities Act. However, any purchaser of the Original Notes who is an affiliate of ours or who intends to participate in this exchange offer for the purpose of distributing the Exchange Notes, or any broker-dealer who purchased the Original Notes from us for resale pursuant to Rule 144A or any other available exemption under the Securities Act, (i) will not be able to rely on the interpretations of the staff of the SEC set forth in the above-mentioned no-action letters, (ii) will not be entitled to tender its

Original Notes in this exchange offer and (iii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the Original Notes unless such sale or transfer is made pursuant to an exemption from such requirements. Because the SEC has not considered our exchange offer in the context of a no-action letter, we cannot assure you that the staff would make a similar determination with respect to this exchange offer.

        If you participate in the exchange offer, you must represent to us, among other things, that:

  (i)    any Exchange Notes you receive will be acquired in the ordinary course of business;

  (ii)    you have no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of the Exchange Notes;

  (iii)    you are not an "affiliate" (as defined in Rule 405 of the Securities Act) of ours;

  (iv)    if you are not a broker-dealer, you are not engaged in, and do not intend to engage in, the distribution (within the meaning of the Securities Act) of the Exchange Notes; and

  (v)    if you are a participating broker-dealer that will receive Exchange Notes for your own account in exchange for Original Notes that were acquired as a result of market-making activities or other trading activities, you acknowledge that you will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Notes.

        Any holder that is not able to make these representations or certain similar representations will not be entitled to participate in the exchange offer and, therefore, will not be permitted to exchange its Original Notes for Exchange Notes.

        This exchange offer is not being made to, nor will we accept tenders for exchange from, holders of Original Notes in any jurisdiction in which this exchange offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction.

Terms of the Exchange Offer

        Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept for exchange any Original Notes validly tendered and not withdrawn before expiration of the exchange offer. The date of acceptance for exchange of the Original Notes and completion of the exchange offer is the exchange date, which will be the first business day following the expiration date unless we extend the date as described in this prospectus. The Original Notes may be tendered only in integral multiples of $1,000. We will issue $1,000 principal amount of Exchange Notes in exchange for each $1,000 principal amount of Original Notes surrendered under the exchange offer. The Exchange Notes will be delivered on the earliest practicable date following the exchange date.

        The form and terms of the Exchange Notes will be substantially identical to the form and terms of the Original Notes, except the Exchange Notes:

  (i)    will be registered under the Securities Act;

  (ii)    will not bear legends restricting their transfer;

  (iii)    will bear different CUSIP numbers; and

  (iv)    will not be entitled to the rights of holders of Original Notes under the registration rights agreement, including additional interest.

        The Exchange Notes will evidence the same debt as the Original Notes. The Exchange Notes will be issued under and entitled to the benefits of the senior note indenture, as described below, under which the Original Notes were issued.

        The exchange offer is not conditioned upon any minimum aggregate principal amount of Original Notes being tendered for exchange. This prospectus and the letter of transmittal are being sent to all registered holders of outstanding Original Notes. There will be no fixed record date for determining registered holders of Original Notes entitled to participate in the exchange offer.

        We intend to conduct the exchange offer in accordance with the applicable requirements of the Securities Act, Exchange Act and rules and regulations of the SEC. Original Notes that are not exchanged in the exchange offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits their holders have under the senior note indenture relating to the Original Notes and Exchange Notes. Holders of Original Notes do not have any appraisal or dissenters rights under the senior note indenture in connection with the exchange offer.

        We will be deemed to have accepted for exchange validly tendered Original Notes when we have given oral or written notice of the acceptance to the exchange agent. The exchange agent will act as agent for the holders of Original Notes who surrender them in the exchange offer for the purposes of receiving Exchange Notes from us and delivering Exchange Notes to their holders. The exchange agent will make the exchange as promptly as practicable on or after the date of acceptance for exchange of Original Notes. We expressly reserve the right to amend or terminate the exchange offer and not to accept for exchange any Original Notes not previously accepted for exchange, upon the occurrence of any of the conditions specified below under "The Exchange Offer—Conditions to the Exchange Offer."

        Holders who tender Original Notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of Original Notes. We will pay all charges and expenses, other than applicable taxes described below, in connection with the exchange offer. It is important that you read "The Exchange Offer—Solicitation of Tenders; Fees and Expenses" and "The Exchange Offer—Transfer Taxes" below for more details regarding fees and expenses incurred in the exchange offer.

        Any Original Notes not tendered for exchange will be entitled to the benefits of the senior note indenture. If any tendered Original Notes are not accepted for exchange because of an invalid tender or the occurrence of certain other events, such Original Notes will be returned, without expense, to the tendering holder thereof as promptly as practicable after the expiration date.

Expiration Date; Extension; Termination; Amendment

        The exchange offer will expire at 5:00 p.m., New York City time, on March 10, 2004, unless we have extended the period of time that the exchange offer is open. The expiration date will be at least 20 business days after the date we mail notice of the exchange offer to the Depositary.

        We reserve the right to extend the period of time that the exchange offer is open, and delay acceptance for exchange of any Original Notes, by giving oral or written notice to the exchange agent and by timely public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. During any extension, all Original Notes previously tendered will remain subject to the exchange offer unless validly withdrawn.

        We also reserve the right, in our sole discretion, to:

  (i)    end or amend the exchange offer and not to accept for exchange any Original Notes not previously accepted for exchange upon the occurrence of any of the events specified below under "The Exchange Offer—Conditions to the Exchange Offer" that have not been waived by us; and

  (ii)    amend the terms of the exchange offer in any manner.

        If any termination or amendment occurs, we will notify the exchange agent and will either issue a press release or give oral or written notice to holders of Original Notes as promptly as practicable.

        Exchange Notes will only be issued after the exchange agent timely receives (1) a properly completed and duly executed letter of transmittal (or facsimile thereof or an agent's message (as hereinafter defined) in lieu thereof) and (2) all other required documents. However, we reserve the absolute right to waive any defects or irregularities in the tender or conditions of this exchange offer.

        Original Notes that are not accepted for exchange, and those Original Notes submitted for a greater principal amount than the tendering holder desires to exchange, will be returned, without expense, to the tendering holder thereof as promptly as practicable after the expiration date.

Procedures For Tendering Original Notes

  Valid Tender

        Except as set forth below, in order for Original Notes to be validly tendered pursuant to the exchange offer, either (i) (a) a properly completed and duly executed letter of transmittal (or facsimile thereof) or an electronic message agreeing to be bound by the letter of transmittal properly transmitted through DTC's Automated Tender Offer Program ("ATOP") for a book-entry transfer, with any required signature guarantees and any other required documents, must be received by the exchange agent at the address or the facsimile number set forth under "The Exchange Offer—Exchange Agent" on or prior to the expiration date and (b) tendered Original Notes must be received by the exchange agent, or such Original Notes must be tendered pursuant to the procedures for book-entry transfer set forth below and a book-entry confirmation must be received by the exchange agent, in each case on or prior to the expiration date, or (ii) the guaranteed delivery procedures set forth below must be complied with. To receive confirmation of valid tender of Original Notes, a holder should contact the exchange agent at the telephone number listed under "The Exchange Offer—Exchange Agent."

        If less than all of the Original Notes are tendered, a tendering holder should fill in the amount of Original Notes being tendered in the appropriate box on the letter of transmittal. The entire amount of Original Notes delivered to the exchange agent will be deemed to have been tendered unless otherwise indicated.

        If any letter of transmittal, endorsement, note power, power of attorney or any other document required by the letter of transmittal is signed by a trustee, executor, administrator, guardian, attorney-in fact, officer of a corporation or other person acting in a fiduciary or representative capacity, such person should so indicate when signing. Unless waived by us, evidence satisfactory to us of such person's authority to so act also must be submitted.

        Any beneficial owner of Original Notes that are held by or registered in the name of a broker, dealer, commercial bank, trust company or other nominee is urged to contact such entity promptly if such beneficial holder wishes to participate in the exchange offer.

        The method of delivering Original Notes, the letter of transmittal and all other required documents is at the option and sole risk of the tendering holder. Delivery will be deemed made only when actually received by the exchange agent. Instead of delivery by mail, it is recommended that holders use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure timely delivery and proper insurance should be obtained. No Original Note, letter of transmittal or other required document should be sent to us. Holders may request their respective brokers, dealers, commercial banks, trust companies or other nominees to effect these transactions for them.

  Book-Entry Transfer

        The exchange agent has established an account with respect to the Original Notes at DTC for purposes of the exchange offer. The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC may utilize DTC's ATOP procedures to tender Original Notes. Any participant in DTC may make book-entry delivery of Original Notes by causing DTC to transfer the Original Notes into the exchange agent's account in accordance with DTC's ATOP procedures for transfer.

        However, the exchange for the Original Notes so tendered will be made only after a book-entry confirmation of such book-entry transfer of Original Notes into the exchange agent's account and timely receipt by the exchange agent of an agent's message and any other documents required by the letter of transmittal. The term "agent's message" means a message, transmitted by DTC and received by the exchange agent and forming part of a book-entry confirmation, which states that DTC has received an express acknowledgment from a participant tendering Original Notes that are the subject of the book-entry confirmation that the participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce that agreement against the participant.

Delivery of documents to DTC does not constitute delivery to the exchange agent.

  Signature Guarantees

        Certificates for Original Notes need not be endorsed and signature guarantees on a letter of transmittal or a notice of withdrawal, as the case may be, are unnecessary unless (i) a certificate for Original Notes is registered in a name other than that of the person surrendering the certificate or (ii) a registered holder completes the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" in the letter of transmittal. In the case of (i) or (ii) above, such certificates for Original Notes must be duly endorsed or accompanied by a properly executed note power, with the endorsement or signature on the note power and on the letter of transmittal or the notice of withdrawal, as the case may be, guaranteed by a firm or other entity identified in Rule 17Ad-15 under the Securities Exchange Act of 1934 as an "eligible guarantor institution," including (as such terms are defined therein) (i) a bank, (ii) a broker, dealer, municipal securities broker or dealer or government securities broker or dealer, (iii) a credit union, (iv) a national securities exchange, registered securities association or clearing agency or (v) a savings association that is a participant in a Securities Transfer Association (each an "Eligible Institution"), unless an Original Note is surrendered for the account of an Eligible Institution. See Instruction 2 to the letter of transmittal.

  Guaranteed Delivery

        If a holder desires to tender Original Notes pursuant to the exchange offer and the certificates for such Original Notes are not immediately available or time will not permit all required documents to reach the exchange agent before the expiration date, or the procedures for book-entry transfer cannot be completed on a timely basis, such Original Notes may nevertheless be tendered, provided that all of the following guaranteed delivery procedures are complied with:

  (i)    such tenders are made by or through an Eligible Institution;

  (ii)    prior to the expiration date, the exchange agent receives from the Eligible Institution a properly completed and duly executed notice of guaranteed delivery, substantially in the form accompanying the letter of transmittal, or an electronic message through ATOP with respect to guaranteed delivery for book-entry transfers, setting forth the name and address of the holder of Original Notes and the amount of Original Notes tendered, stating that the tender is being made thereby and guaranteeing that within three New York Stock Exchange, Inc. trading days after the date of execution of the notice of guaranteed delivery, or transmission of such electronic message through ATOP for book-entry transfers, the certificates for all physically tendered Original Notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and any other documents required by the letter of transmittal will be deposited by the Eligible Institution with the exchange agent that

      •
      sets forth the name and address of the holder of Original Notes and the amount of Original Notes tendered,

      •
      states that the tender is being made thereby and

      •
      guarantees that within three New York Stock Exchange, Inc. trading days after the date of execution of the notice of guaranteed delivery, or transmission of such electronic message through ATOP for book-entry transfers, the certificates for all physically tendered Original Notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and any other documents required by the letter of transmittal will be deposited by the Eligible Institution with the exchange agent; and

  (iii)    the certificates (or book-entry confirmation) representing all tendered Original Notes, in proper form for transfer, together with a properly completed and duly executed letter of transmittal with any required signature guarantees (or a facsimile thereof), or a properly transmitted electronic message through ATOP in the case of book-entry transfers, and any other documents required by the letter of transmittal, are received by the exchange agent within three New York Stock Exchange, Inc. trading days after the date of execution of the notice of guaranteed delivery or transmission of such electronic message through ATOP with respect to guaranteed delivery for book-entry transfers.

  Determination of Validity

        We will determine in our sole discretion all questions as to the validity, form, eligibility, including time of receipt, acceptance and withdrawal of tendered Original Notes. Our determination will be final and binding. We reserve the absolute right to reject any Original Notes not properly tendered or any Original Notes the acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular Original Notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties.

        Unless waived, any defects or irregularities in connection with tenders of Original Notes must be cured within the time that we determine. Although we intend to notify holders of defects or irregularities with respect to tenders of Original Notes, neither we, the exchange agent nor any other person will incur any liability for failure to give notification. Tenders of Original Notes will not be deemed made until those defects or irregularities have been cured or waived. Any Original Notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent without cost to the tendering holder, unless otherwise provided in the letter of transmittal, as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer.

Withdrawal Rights

        You may withdraw your tender of Original Notes at any time before 5:00 p.m., New York City time, on the expiration date.

        For a withdrawal to be effective, the exchange agent must receive a computer generated notice of withdrawal, transmitted by DTC on behalf of the holder in accordance with the standard operating procedure of DTC or a written notice of withdrawal, sent by facsimile transmission, receipt confirmed by telephone, or letter, before the expiration date.

        Any notice of withdrawal must:

  (i)    specify the name of the person that tendered the Original Notes to be withdrawn;

  (ii)    identify the Original Notes to be withdrawn, including the certificate number or numbers and principal amount of such Original Notes;

  (iii)    include a statement that the holder is withdrawing its election to have the Original Notes exchanged;

  (iv)    be signed by the holder in the same manner as the original signature on the letter of transmittal by which the Original Notes were tendered or as otherwise described above, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee under the senior note indenture register the transfer of the Original Notes into the name of the person withdrawing the tender; and

  (v)    specify the name in which any of the Original Notes are to be registered, if different from that of the person that tendered the Original Notes.

        The exchange agent will return the properly withdrawn Original Notes promptly following receipt of a notice of withdrawal. If Original Notes have been tendered pursuant to the procedure for book-entry transfer, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Original Notes or otherwise comply with DTC's procedures.

        Any Original Notes withdrawn will not have been validly tendered for exchange for purposes of the exchange offer. Any Original Notes that have been tendered for exchange but which are not exchanged for any reason will be returned to the holder without cost to the holder as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. In the case of Original Notes tendered by book-entry transfer into the exchange agent's account at DTC pursuant to its book-entry transfer procedures, the Original Notes will be credited to an account with DTC specified by the holder, as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn Original Notes may be retendered by following one of the procedures described under "The Exchange Offer—Procedures for Tendering Original Notes" above at any time on or before the expiration date.

Acceptance of Original Notes for Exchange; Delivery of Exchange Notes

        Upon satisfaction or waiver of all of the conditions to the exchange offer, we will accept, promptly after the exchange date, all Original Notes validly tendered and will issue the Exchange Notes promptly after the acceptance. Please refer to the section in this prospectus entitled "The Exchange Offer—Conditions to the Exchange Offer" below. For purposes of the exchange offer, we will be deemed to have accepted validly tendered Original Notes for exchange when we give notice of acceptance to the exchange agent.

        For each Original Note accepted for exchange, the holder of the Original Note will receive an Exchange Note having a principal amount at maturity equal to that of the surrendered Original Note.

        In all cases, delivery of Exchange Notes in exchange for Original Notes tendered and accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of:

            (i)  Original Notes or a book-entry confirmation of a book-entry transfer of Original Notes into the exchange agent's account at DTC;

           (ii)  a properly completed and duly executed letter of transmittal or an electronic message agreeing to be bound by the letter of transmittal properly transmitted through ATOP with any required signature guarantees; and

          (iii)  any other documents required by the letter of transmittal.

        Accordingly, the delivery of Exchange Notes might not be made to all tendering holders at the same time and will depend upon when Original Notes, book-entry confirmations with respect to Original Notes and other required documents are received by the exchange agent.

Conditions to the Exchange Offer

        We are required to accept for exchange, and to issue Exchange Notes in exchange for, any Original Notes duly tendered and not validly withdrawn pursuant to this exchange offer and in accordance with the terms of this prospectus and the accompanying letter of transmittal.

        We will not be required to accept for exchange, or to issue Exchange Notes in exchange for, any Original Notes, if:

            (i)  the exchange offer, or the making of any exchange by a holder, would violate applicable law or any applicable interpretation of the staff of the SEC;

           (ii)  the Original Notes are not tendered in accordance with the terms of this exchange offer;

          (iii)  each holder of Original Notes exchanged in this exchange offer has not represented that all Exchange Notes to be received by it shall be acquired in the ordinary course of its business, that is not an affiliate of ours and that at the time of the consummation of the exchange offer it shall have no arrangement or understanding with any person to participate in any distribution (within the meaning of the Securities Act) of the Exchange Notes and shall not have made such other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to render the use of the registration statement of which this prospectus is a part available; or

          (iv)  any action or proceeding has been instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer that, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer.

        In addition, we will not be obligated to accept for exchange the Original Notes of any holder who has not made to us the representations described under "The Exchange Offer—Resale of Exchange Notes" and "Plan of Distribution".

        In addition, we will not accept for exchange any Original Notes tendered, and no Exchange Notes will be issued in exchange for those Original Notes, if at such time any stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the senior note indenture under the Trust Indenture Act of 1939. In any of those events we are required to use reasonable efforts to obtain the withdrawal of any stop order at the earliest possible time.

Exchange Agent

        We have appointed The Bank of New York as the exchange agent for the exchange offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal, requests for the notice of guaranteed delivery with respect to the exchange of the Original Notes, as well as all executed letters of transmittal, to the exchange agent at the addresses listed below:

By Hand or Overnight Delivery:	By Registered or Certified Mail:	By Facsimile Transmission:	To Confirm by Telephone or for Information: Giselle Guadalupe
The Bank of New York 101 Barclay Street Corporate Trust Services Window Ground Level New York, New York 10286 Attention: Giselle Guadalupe Reorganization Section/Floor 7E	The Bank of New York 101 Barclay Street, 7E New York, New York 10286 Attention: Giselle Guadalupe Reorganization Section/Floor 7E	(Eligible Institutions Only) (212) 298-1915	(212) 815-6331

        Delivery to an address other than as listed above, or transmissions of instructions to a facsimile number other than as listed above, will not constitute a valid delivery.

        The Bank of New York is the trustee under the senior note indenture governing the Original Notes and Exchange Notes.

Solicitation of Tenders; Fees and Expenses

        We will pay the expenses of soliciting tenders. The principal solicitation is being made by mail; however, additional solicitation may be made by telecopier, telephone or in person by officers and employees of ours and of our affiliates.

        We have not retained any dealer-manager in connection with this exchange offer and will not make any payments to brokers, dealers or others soliciting acceptances of this exchange offer. However, we will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection with this exchange offer.

        We will pay the estimated cash expenses to be incurred in connection with the exchange offer, including the following:

            (i)  fees and expenses of the exchange agent and trustee;

           (ii)  SEC registration fees;

          (iii)  accounting and legal fees, including fees of one counsel for the holders of the Original Notes; and

          (iv)  printing and mailing expenses.

Transfer Taxes

        We will pay all transfer taxes, if any, applicable to the exchange of Original Notes under this exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

            (i)  certificates representing Original Notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of Original Notes tendered;

           (ii)  Exchange Notes are to be delivered to, or issued in the name of, any person other than the registered holder of the Original Notes;

          (iii)  tendered Original Notes are registered in the name of any person other than the person signing the letter of transmittal; or

          (iv)  a transfer tax is imposed for any reason other than the exchange of Original Notes under the exchange offer.

If satisfactory evidence of payment of such transfer taxes is not submitted with the letter of transmittal, the amount of any transfer taxes will be billed to the tendering holder.

Accounting Treatment

        We will record the Exchange Notes at the same carrying value as the Original Notes for which they are exchanged, which is the aggregate principal amount of the tendered Original Notes as reflected in our accounting records on the date the exchange offer is completed. Accordingly, we will not recognize any gain or loss for accounting purposes upon the exchange of Exchange Notes for Original Notes. We will amortize the expenses incurred in connection with the issuance of the Exchange Notes over the respective terms of the Exchange Notes.

Consequences of Failure to Exchange

        If you do not exchange your Original Notes for Exchange Notes pursuant to the exchange offer, you will continue to be subject to the restrictions on transfer of the Original Notes as described in the legend on the Original Notes. In general, the Original Notes may be offered or sold only if registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws.

        Your participation in the exchange offer is voluntary, and you should carefully consider whether to participate. We urge you to consult your financial and tax advisors in making a decision whether or not to tender your Original Notes. Please refer to the section in this prospectus entitled "Certain United States Federal Income Tax Consequences."

        As a result of the making of, and upon acceptance for exchange of all validly tendered Original Notes pursuant to the terms of, this exchange offer, we will have fulfilled a covenant contained in the registration rights agreement. If you do not tender your Original Notes in the exchange offer, you will be entitled to all of the rights and limitations applicable to the Original Notes under the senior note indenture, except for any rights under the registration rights agreement that by their terms end or cease to have further effectiveness as a result of the making of this exchange offer, including the right to require us to register your Original Notes or pay additional interest. To the extent that Original Notes are tendered and accepted in the exchange offer, the trading market for untendered, or tendered but unaccepted, Original Notes could be adversely affected. Please refer to the section in this prospectus entitled "Risk Factors—If you do not properly tender your Original Notes for Exchange Notes, you will continue to hold unregistered notes which are subject to transfer restrictions."

        We may in the future seek to acquire untendered Original Notes in open market or privately negotiated transactions through subsequent exchange offers or otherwise. However, we have no present plans to acquire any Original Notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered Original Notes.

        Holders of Original Notes of each series and of Exchange Notes of the corresponding series that remain outstanding after consummation of the exchange offer will vote together as a single class for purposes of determining whether holders of the requisite percentage thereof have taken certain actions or exercised certain rights under the senior note indenture.

DESCRIPTION OF EXCHANGE NOTES

        The following is a summary of certain terms and provisions of the Exchange Notes and the senior note indenture. The senior note indenture, as supplemented by an officer's certificate, entered into with respect to the Original Notes and Exchange Notes, contains the full legal text of the matters described in this section. Because this section is a summary, it does not describe every aspect of the Exchange Notes or the senior note indenture. This summary is subject to and qualified in its entirety by reference to all the provisions of the senior note indenture and the officer's certificate.

General

        The form and terms of each series of Exchange Notes are identical in all material respects to the form and terms of the corresponding series of Original Notes except that the Exchange Notes (i) will be registered under the Securities Act, (ii) will not be subject to the restrictions on transfer applicable to the Original Notes, (iii) will bear a different CUSIP number and (iv) will not be entitled to the rights of holders of Original Notes under the registration rights agreement, including additional interest.

        The Original Notes are, and the Exchange Notes will be, two separate series of debt securities issued under the senior note indenture between us and The Bank of New York, as trustee. The Original Notes are, and the Exchange Notes will be, our senior unsecured general obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness. All debt securities issued under the senior note indenture, including the Exchange Notes, are referred to in this prospectus as "debt securities" unless the context otherwise requires.

        The Exchange Notes will be issuable in book-entry only form in denominations of $1,000 and integral multiples thereof. Exchange Notes of each series will be represented by a global certificate, will be issued only in fully registered form and, when issued, will be registered in the name of Cede & Co., as registered owner and as nominee for DTC for the accounts of Euroclear and Clearstream Banking.

        There is no requirement under the senior note indenture that our future issues of debt securities be issued exclusively under the senior note indenture; accordingly, we will be free to employ other indentures or documentation, containing provisions different from those included in the senior note indenture or applicable to one or more issues of debt securities, in connection with future issues of other debt securities. There is no limitation on the amount of debt securities that may be issued under the senior note indenture. The senior note indenture includes a restriction that we may not issue, guarantee or permit to exist, so long as any debt securities are outstanding, any debt that ranks senior to the debt securities, subject to certain exceptions. See "—Limitation on Liens" below.

        Under the senior note indenture, all debt securities of any one series need not be issued at the same time, and a series may be reopened for issuances of additional debt securities of such series. This means that we may from time to time, without the consent of the existing holders of the debt securities of any series, create and issue further debt securities having the same terms and conditions as the Exchange Notes offered hereby in all respects, except for issue date, issue price and, if applicable, the initial interest payment. Additional senior notes of either series issued in this manner will be consolidated with, and will form a single series with, the Exchange Notes of the respective series offered hereby.

        There is no provision in the senior note indenture or applicable to the Exchange Notes that requires us to redeem or permits the holders to cause a redemption of, the Exchange Notes, or that otherwise protects the holders in the event that we incur substantial additional indebtedness, whether or not in connection with a change in control relating to us.

Maturity and Interest

        The Exchange Notes due 2008 will mature on May 1, 2008, and the Exchange Notes due 2015 will mature on May 1, 2015, in each case unless earlier redeemed as described under "—Optional Redemption" below.

        Interest on the Exchange Notes of each series will:

  •
  be payable in U.S. dollars at the rate of 4.00% per annum with respect to the Exchange Notes due 2008 and at the rate of 5.45% per annum with respect to the Exchange Notes due 2015;

  •
  be computed for each interest period on the basis of a 360-day year consisting of twelve 30-day months and with respect to any partial periods on the basis of the number of days elapsed in a 360-day year of twelve 30-day months;

  •
  be payable semiannually in arrears on each May 1 and November 1, commencing May 1, 2004, and at maturity;

  •
  initially accrue from, and include, the date of original issuance (April 21, 2003); and

  •
  be paid to the persons in whose names the Exchange Notes are registered at the close of business on the regular record date, which is the business day immediately preceding each interest payment date, so long as the Exchange Notes are issued in book-entry only form. Otherwise, the record date will be the fifteenth calendar day next preceding each interest payment date. We shall not be required to make transfers or exchanges of Exchange Notes for a period of 15 calendar days next preceding an interest payment date.

Optional Redemption

        Each series of the Exchange Notes will be redeemable as a whole or in part, at our option, at any time, at a redemption price equal to the greater of:

  •
  100% of the principal amount of the Exchange Notes being redeemed, and

  •
  the sum of the present values of the remaining scheduled payments of principal and interest (excluding the portion of any such interest accrued to the redemption date) on the Exchange Notes of such series being redeemed discounted to the redemption date semiannually (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below), plus 20 basis points in the case of the Exchange Notes due 2008 and 25 basis points in the case of the Exchange Notes due 2015, plus in either case accrued interest on the Exchange Notes being redeemed to the date of redemption.

        "Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

        "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Exchange Notes to be redeemed that would be used, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Exchange Notes.

        "Independent Investment Banker" means one of the Reference Treasury Dealers appointed by the trustee after consultation with us.

        "Comparable Treasury Price" means, with respect to any redemption date, (1) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day preceding such redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated "Composite 3:30 p.m. Quotations for U.S. Government Securities" or (2) if such release (or any successor release) is not published or does not contain such prices on such business day, (a) the average of the Reference Treasury Dealer Quotations for such redemption date or (b) if the trustee obtains only one Reference Treasury Dealer Quotation, such quotation.

        "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such Reference Treasury Dealer at 5:00 p.m. on the third business day preceding such redemption date.

        "Reference Treasury Dealer" means each of Barclays Capital Inc. and Citigroup Global Markets Inc. and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), we shall replace that former dealer with another Primary Treasury Dealer.

        We will mail notice of any redemption between 30 days and 60 days before the redemption date to each holder of the Exchange Notes to be redeemed.

        If less than all of the debt securities of any series are to be redeemed, the trustee will select the debt securities of the applicable series to be redeemed and will choose the method of random selection it deems fair and appropriate.

        Debt securities will cease to bear interest on the redemption date. We will pay the redemption price and any accrued interest to the redemption date once you surrender the debt security for redemption. If only part of a debt security is redeemed, the trustee will deliver to you a new debt security of the same series for the remaining portion without charge.

        We may make any redemption of debt securities of a series conditional upon the receipt by the paying agent, on or prior to the date fixed for redemption, of money sufficient to pay the redemption price. If the paying agent has not received the money by the date fixed for redemption, we will not be required to redeem the debt securities of that series.

Payment and Paying Agents

        We will pay interest on the debt securities on each interest payment date by wire transfer to an account at a banking institution in the United States that is designated in writing to the trustee by the person entitled to that payment or by check mailed to the person in whose name the debt security is registered as of the close of business on the regular record date relating to the interest payment date, except that interest payable when principal is due, whether at stated maturity or upon earlier acceleration or redemption, will be paid to the person to whom principal is paid. However, if we default in paying interest on a debt security, we may pay defaulted interest to the registered owner of the debt security as of the close of business on a special record date selected by the trustee, which will be between 10 and 15 days before the date we propose for payment of the defaulted interest, or in any other lawful manner of payment that is consistent with the requirements of any securities exchange on which the debt securities may be listed for trading, if the trustee finds it practicable.

Registration, Transfer and Exchange

        The debt securities will be issued without interest coupons and in denominations that are even multiples of $1,000. Debt securities of a series will be exchangeable for other debt securities of the same series of any authorized denominations and of a like aggregate principal amount and tenor.

        Debt securities may be presented for registration of transfer, duly endorsed or accompanied by a duly executed written instrument of transfer, at the office or agency maintained for this purpose, without service charge except for reimbursement of taxes and other governmental charges as described in the senior note indenture.

        In the event of any redemption of debt securities of a series, the trustee will not be required to exchange or register a transfer of any debt securities of the series selected, called or being called for redemption except the unredeemed portion of any debt security being redeemed in part.

Certain Covenants

  Limitation on Liens

        The senior note indenture provides that, so long as any debt securities are outstanding, we may not issue, assume, guarantee or permit to exist any Debt (as defined below) that is secured by any mortgage, security interest, pledge or lien ("Lien") of or upon any of our Operating Property (as defined below), whether owned at the date of the senior note indenture or subsequently acquired, without effectively securing such debt securities (together with, if we so determine, any of our other indebtedness ranking equally with such debt securities) equally and ratably with that Debt (but only so long as that Debt is so secured).

        The foregoing restriction will not apply to:

  (1)
  Liens on any Operating Property existing at the time of its acquisition (which Liens may also extend to subsequent repairs, alterations and improvements to that Operating Property);

  (2)
  Liens on Operating Property of a corporation existing at the time the corporation is merged into or consolidated with, or at the time the corporation disposes of its properties (or those of a division) as or substantially as an entirety to, us;

  (3)
  Liens on Operating Property to secure the costs of acquisition, construction, development or substantial repair, alteration or improvement of property or to secure Debt incurred to provide funds for any of those purposes or for reimbursement of funds previously expended for any of those purposes, provided the Liens are created or assumed contemporaneously with, or within 18 months after, the acquisition or the completion of substantial repair or alteration, construction, development or substantial improvement;

  (4)
  Liens in favor of any state or any department, agency or instrumentality or political subdivision of any state, or for the benefit of holders of securities issued by any such entity (or providers of credit enhancement with respect to those securities), to secure any Debt (including, without limitation, our obligations with respect to industrial development, pollution control or similar revenue bonds) incurred for the purpose of financing or refinancing all or any part of the purchase price or the cost of substantially repairing or altering, constructing, developing or substantially improving property which at the time of such purchase, repair, alteration, construction, development or improvement was owned or operated by us;

  (5)
  Liens securing Debt outstanding as of the date of issuance of the Exchange Notes as the first series of debt securities issued under the senior note indenture;

  (6)
  Liens securing Debt which matures less than one year from its issuance or incurrence and is not extendible at our option;

  (7)
  Liens on property which is the subject of a lease agreement designating us as lessee and all of our right, title and interest in such property and such lease agreement, whether or not such lease agreement is intended as security;

  (8)
  Liens for taxes and similar levies, deposits to secure performance or obligations under certain specified circumstances and laws, mechanics' and other similar Liens arising in the ordinary course of business, Liens created by or resulting from legal proceedings being contested in good faith, and certain other similar Liens arising in the ordinary course of business; or

  (9)
  any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any Lien referred to in clauses (1) through (8), provided, however, that the principal amount of Debt secured thereby and not otherwise authorized by clauses (1) through (8), must not exceed the principal amount of Debt, plus any premium or fee payable in connection with the extension, renewal or replacement, so secured at the time of the extension, renewal or replacement.

        However, the foregoing restriction will not apply to our issuance, assumption or guarantee of Debt secured by a Lien which would otherwise be subject to the foregoing restriction up to an aggregate amount which, together with all of our other secured Debt then outstanding (not including secured Debt permitted under any of the foregoing exceptions) and the Value (as defined below) of Sale and Lease-Back Transactions (as defined below) existing at that time (other than Sale and Lease-Back Transactions the proceeds of which have been applied to the retirement of certain indebtedness, Sale and Lease-Back Transactions in which the property involved would have been permitted to be subjected to a Lien under any of the foregoing exceptions in clauses (1) to (9) and Sale and Lease-Back Transactions that are permitted by the first sentence of "—Limitation on Sale and Lease-Back Transactions" below), does not exceed the greater of 15% of our Net Tangible Assets or 15% of our Capitalization.

  Limitation on Sale and Lease-Back Transactions

        The senior note indenture provides that so long as any debt securities are outstanding, we may not enter into or permit to exist, any Sale and Lease-Back Transaction with respect to any Operating Property (except for transactions involving leases for a term, including renewals, of not more than 48 months), if the purchasers' commitment is obtained more than 18 months after the later of the completion of the acquisition, construction or development of that Operating Property or the placing in operation of that Operating Property or of that Operating Property as constructed or developed or substantially repaired, altered or improved.

        This restriction will not apply if:

  •
  we would be entitled pursuant to any of the provisions described in clauses (1) to (9) of the first sentence of the second paragraph under "Limitation on Liens" above to issue, assume, guarantee or permit to exist Debt secured by a Lien on that Operating Property without equally and ratably securing the debt securities;

  •
  after giving effect to a Sale and Lease-Back Transaction, we could incur pursuant to the provisions described in the second sentence of the second paragraph under "—Limitation on Liens," at least $1.00 of additional Debt secured by Liens (other than Liens permitted by the preceding paragraph); or

  •
  we apply within 180 days an amount equal to, in the case of a sale or transfer for cash, the net proceeds (not exceeding the net book value), and, otherwise, an amount equal to the fair value (as determined by our Board of Directors) of the Operating Property so leased, to the retirement of debt securities or other of our Debt ranking equally with the debt securities, subject to reduction for debt securities and Debt retired during the 180-day period otherwise than pursuant to mandatory sinking fund or prepayment provisions and payments at stated maturity.

        The term "Capitalization," as used above, means the total of all the following items appearing on, or included in, our consolidated balance sheet: (i) liabilities for indebtedness maturing more than twelve (12) months from the date of determination; and (ii) common stock, preferred stock, premium on capital stock, capital surplus, capital in excess of par value, and retained earnings (however the foregoing may be designated), less, to the extent not otherwise deducted, the cost of shares of our capital stock held in our treasury. Capitalization shall be determined in accordance with generally accepted accounting principles and practices applicable to the type of business in which we are engaged.

        The term "Debt," as used above, means any outstanding debt for money borrowed evidenced by notes, debentures, bonds, or other securities.

        The term "Net Tangible Assets," as used above, means the amount shown as total assets on our consolidated balance sheet, less the following: (i) intangible assets including, but without limitation, such items as goodwill, trademarks, trade names, patents, and unamortized debt discount and expense and other regulatory assets carried as an asset on our consolidated balance sheet; (ii) current liabilities; and (iii) appropriate adjustments, if any, on account of minority interests.

        The term "Operating Property," as used above, means (i) any interest in real property owned by us and (ii) any asset owned by us that is depreciable in accordance with generally accepted accounting principles.

        The term "Sale and Lease-Back Transaction," as used above, means any arrangement with any person providing for the leasing to us of any Operating Property (except for leases for a term, including any renewals, of not more than 48 months), which Operating Property has been or is to be sold or transferred by us to such person; provided, however, Sale and Lease-Back Transaction does not include any arrangement first entered into prior to the date of the senior note indenture.

        The term "Value," as used above, means, with respect to a Sale and Lease-Back Transaction, as of any particular time, the amount equal to the greater of (i) the net proceeds to us from the sale or transfer of the property leased pursuant to the Sale and Lease-Back Transaction or (ii) the net book value of the property leased, as determined by us in accordance with generally accepted accounting principles, in either case multiplied by a fraction, the numerator of which will be equal to the number of full years of the term of the lease that is part of the Sale and Lease-Back Transaction remaining at the time of determination and the denominator of which will be equal to the number of full years of the term of the lease, without regard, in any case, to any renewal or extension options contained in the lease.

Consolidation, Merger, Conveyance, Sale or Transfer

        We have agreed not to consolidate with or merge into any other entity or convey, sell or otherwise transfer our properties and assets substantially as an entirety to any entity unless:

  •
  the successor is an entity organized and existing under the laws of the United States of America or any State of the United States or the District of Columbia;

  •
  the successor expressly assumes by a supplemental indenture the due and punctual payment of the principal of, and premium, if any, and interest, if any, on all the outstanding debt securities under the senior note indenture and the performance of every covenant of the senior note indenture that we would otherwise have to perform or observe; and

  •
  immediately after giving effect to the transactions, no event of default with respect to any series of debt securities and no event which after notice or lapse of time or both would become an event of default with respect to any series of debt securities will have occurred and be continuing.

Modification of the Indenture

        Under the senior note indenture or any supplemental indenture, the rights of the holders of debt securities may be changed with the consent of the holders representing a majority in principal amount of the outstanding debt securities of all series affected by the change, voting as one class, provided that the following changes may not be made without the consent of the holders of each outstanding debt security affected thereby:

  •
  change the fixed date upon which the principal of or the interest on any debt security is due and payable, or reduce the principal amount thereof or the rate of interest thereon or any premium payable upon the redemption thereof, or reduce the amount of the principal of an original issue discount security that would be payable upon a declaration of acceleration of the maturity thereof, or change any place of payment where, or the currency in which, any debt security or any premium, if any, or the interest thereon is payable, or impair the right to institute suit for the enforcement of any payment on or after the date such payment is due or, in the case of redemption, on or after the date fixed for such redemption;

  •
  reduce the stated percentage of debt securities, the consent of the holders of which is required for any modification of the applicable indenture or for waiver by the holders of certain of their rights; or

  •
  modify certain provisions of the senior note indenture.

        An "original issue discount security" means any security authenticated and delivered under the senior note indenture which provides for an amount less than the principal amount thereof to be due and payable upon the declaration of acceleration of the maturity thereof.

        The senior note indenture also permits us and the trustee to amend the senior note indenture without the consent of the holders of any debt securities for any of the following purposes:

  •
  to evidence the assumption by any permitted successor of our covenants in the senior note indenture and in the debt securities;

  •
  to add to the covenants with which we must comply or to surrender any of our rights or powers under the senior note indenture;

  •
  to add additional Events of Default;

  •
  to change, eliminate, or add any provision to the senior note indenture; provided, however, if the change, elimination, or addition will adversely affect the interests of the holders of debt securities of any series, other than any series the terms of which permit such change, elimination or addition, in any material respect, such change, elimination, or addition will become effective with respect to such series only:

  (1)
  when the consent of the holders of debt securities of such series has been obtained in accordance with the senior note indenture; or

  (2)
  when no debt securities of such series remain outstanding under the senior note indenture;

  •
  to provide collateral security for all of the debt securities;

  •
  to establish the form or terms of debt securities of any other series as permitted by the senior note indenture;

  •
  to provide for the authentication and delivery of bearer securities and coupons attached thereto;

  •
  to evidence and provide for the acceptance of appointment of a successor trustee;

  •
  to provide for the procedures required for use of a noncertificated system of registration for the debt securities of all or any series;

  •
  to change any place where principal, premium, if any, and interest shall be payable, debt securities may be surrendered for registration of transfer or exchange and notices to us may be served; or

  •
  to cure any ambiguity or inconsistency or to make any other provisions with respect to matters and questions arising under the senior note indenture; provided that such action shall not adversely affect the interests of the holders of debt securities of any series in any material respect.

Events of Default

        An event of default with respect to any series of debt securities is defined in the senior note indenture as being any one of the following:

  •
  failure to pay interest on the debt securities of that series for 30 days after payment is due;

  •
  failure to pay principal of or any premium on the debt securities of that series when due, whether at stated maturity or upon earlier acceleration or redemption;

  •
  failure to perform other covenants in the senior note indenture for 90 days after we are given written notice from the trustee or the trustee receives written notice from the registered owners of at least 33% in principal amount of the debt securities of that series; however, the trustee or the trustee and the holders of such principal amount of debt securities of that series can agree to an extension of the 90-day period and such an agreement to extend will be automatically deemed to occur if we are diligently pursuing action to correct the default;

  •
  certain events of bankruptcy, insolvency, reorganization, receivership or liquidation relating to us; and

  •
  any other event of default included in the supplemental indenture, board resolution or officer's certificate for that series of debt securities.

        An event of default regarding a particular series of debt securities will not necessarily constitute an event of default for any other series of debt securities. In particular, an event of default with respect to the Exchange Notes due 2008 will not necessarily constitute an event of default with respect to the Exchange Notes due 2015 and vice versa.

        We will be required to file with the trustee annually an officers' certificate as to the absence of default in performance of certain covenants in the senior note indenture. The senior note indenture provides that the trustee may withhold notice to the holders of the debt securities of any default, except in payment of principal of, or premium, if any, or interest on, the debt securities or in the payment of any sinking fund installment with respect to the debt securities, if the trustee in good faith determines that it is in the interest of the holders of the debt securities to do so.

        The senior note indenture provides that, if an event of default with respect to the debt securities of any series occurs and continues, either the trustee or the holders of 33% or more in aggregate principal amount of the debt securities of that series may declare the principal amount of all the debt securities to be due and payable immediately. However, if the event of default is applicable to all outstanding debt securities under the senior note indenture, or if related to certain events of bankruptcy, insolvency, reorganization, arrangement, adjustment, composition or other similar events, only the trustee or holders of at least 33% in principal amount of all outstanding debt securities of all series, voting as one class, and not the holders of any one series, may make such a declaration of acceleration.

        At any time after a declaration of acceleration with respect to the debt securities of any series has been made and before a judgment or decree for payment of the money due has been obtained, the event of default giving rise to such declaration of acceleration will be considered waived, and such declaration and its consequences will be considered rescinded and annulled, if:

  •
  we have paid or deposited with the trustee a sum sufficient to pay:

  (1)
  all overdue interest, if any, on all debt securities of that series,

  (2)
  the principal of and premium, if any, on any debt securities of that series which have otherwise become due and interest, if any, that is currently due, including interest on overdue interest, if any, and

  (3)
  all amounts due to the trustee under the senior note indenture; and

  •
  any other event of default with respect to the debt securities of that series other than the nonpayment of principal of the securities of such series which shall have become due solely by such declaration of acceleration, has been cured or waived as provided in the senior note indenture.

        There is no automatic acceleration, even in the event of our bankruptcy, insolvency or reorganization.

        Subject to the provisions of the senior note indenture relating to the duties of the trustee, the trustee will be under no obligation to exercise any of its rights or powers under the senior note indenture at the request or direction of any of the holders of the debt securities, unless the holders shall have offered to the trustee reasonable indemnity.

        Subject to the provision for indemnification, the holders of a majority in principal amount of the debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee with respect to the debt securities of that series. However, if the event of default relates to more than one series of debt securities, only the holders of a majority in aggregate principal amount of all affected series will have the right to give this direction. However, the trustee shall have the right to decline to follow any direction if the trustee shall determine that the action so directed conflicts with any law or the provisions of the senior note indenture or if the trustee shall determine that the action would be prejudicial to holders not taking part in the direction.

Satisfaction and Discharge

        We will be discharged from our obligations on the debt securities of any series, or any portion of the principal amount of the debt securities of any series, if we

  (1)
  irrevocably deposit with the trustee sufficient cash or eligible obligations (or a combination of both) to pay the principal, or portion of principal, interest, any premium and any other sums when due on the debt securities at their maturity, stated maturity date, or redemption; and

  (2)
  deliver to the trustee:

  (a)
  a company order stating that the money and eligible obligations deposited in accordance with the senior note indenture shall be held in trust and certain opinions of counsel and of an independent public accountant;

    (b)
    if such deposit shall have been made prior to the maturity of the debt securities of the series, an officer's certificate stating our intention that, upon delivery of the officer's certificate, our indebtedness in respect of those debt securities, or the portions thereof, will have been satisfied and discharged as contemplated in the senior note indenture; and

    (c)
    an opinion of counsel to the effect that, as a result of a change in law or a ruling of the United States Internal Revenue Service, the holders of the debt securities of the series, or portions thereof, will not recognize income, gain or loss for United States federal income tax purposes as a result of the satisfaction and discharge of our indebtedness and will be subject to United States federal income tax on the same amounts, at the same times and in the same manner as if we had not so satisfied and discharged our indebtedness.

        For this purpose, "eligible obligations" include direct obligations of, or obligations unconditionally guaranteed by, the United States entitled to the benefit of the full faith and credit thereof and certificates, depositary receipts or other instruments which evidence a direct ownership interest in such obligations or in any specific interest or principal payments due in respect thereof and which do not contain provisions permitting their redemption or other prepayment at the option of the issuer thereof.

        In the event that all of the conditions set forth above have been satisfied for any series of debt securities, or portions thereof, except that, for any reason, we have not delivered the officer's certificate and opinion described in clauses (b) and (c) above, the holders of those debt securities will no longer be entitled to the benefits of certain of our covenants under the senior note indenture, including the covenant described above in "Limitation on Liens." Our indebtedness in respect of those debt securities, however, will not be deemed to have been satisfied and discharged prior to maturity, and the holders of those debt securities may continue to look to us for payment of the indebtedness represented thereby.

        The senior note indenture will be deemed satisfied and discharged when no debt securities remain outstanding and when we have paid all other sums payable by us under the senior note indenture. All moneys we pay to the trustee or any paying agent on debt securities which remain unclaimed at the end of two years after payments have become due will be paid to us or upon our order. Thereafter, the holder of those debt securities may look only to us for payment and not the trustee or any paying agent.

Resignation or Removal of Trustee

        The trustee may resign at any time by giving written notice to us specifying the day upon which the resignation is to take effect. The resignation will take effect immediately upon the later of the appointment of a successor trustee and the specified day.

        The trustee may be removed at any time by an instrument or concurrent instruments in writing delivered to the trustee and us and signed by the holders, or their attorneys-in-fact, representing at least a majority in principal amount of the then outstanding debt securities. In addition, under certain circumstances, we may remove the trustee upon notice to the holder of each debt security outstanding and the trustee, and appointment of a successor trustee.

Concerning the Trustee

        The Bank of New York is the trustee under the senior note indenture. We and our affiliates maintain other banking relationships in the ordinary course of business with the trustee and its affiliates.

Governing Law

        The senior note indenture and the debt securities are governed by and construed in accordance with the laws of the State of New York, except to the extent that the law of any other jurisdiction shall be mandatorily applicable.

Book-Entry

        The certificates representing the Exchange Notes, or Global Certificates, will be issued in fully registered form, without coupons. Upon the issuance of the Global Certificate, DTC or its custodian will credit, on its internal system, the principal amount of the individual beneficial interests represented by such Global Certificate to the accounts of persons who have accounts with such depositary. Such accounts initially will be designated by or on behalf of the initial purchasers. Ownership of beneficial interests in a Global Certificate will be limited to persons who have accounts with DTC (participants) or persons who hold interests through participants. Ownership of beneficial interests in a Global Certificate will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). Qualified Institutional Buyers may hold their interests in a Global Certificate directly through DTC if they are participants in such system or indirectly through organizations which are participants in such system.

        So long as DTC, or its nominee, is the registered owner or holder of a Global Certificate, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Exchange Notes represented by such Global Certificate for all purposes under the senior note indenture and the Exchange Notes. No beneficial owner of an interest in a Global Certificate will be able to transfer the interest except in accordance with DTC's applicable procedures, in addition to those provided for under the mortgage.

        Payments of the principal of, and interest on, a Global Certificate will be made to DTC or its nominee, as the case may be, as the registered owner thereof. Neither we, the trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Certificate or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests. DTC or its nominee, upon receipt of any payment of principal or interest in respect of a Global Certificate, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Certificate as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in such Global Certificate held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

        Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules. If a holder requires physical delivery of a certificated note for any reason, including to sell Exchange Notes to persons in jurisdictions which require such delivery of such Exchange Notes or to pledge such Exchange Notes, such holder must transfer its interest in a Global Certificate in accordance with DTC's applicable procedures, or the procedures set forth in the senior note indenture.

        DTC will take any action permitted to be taken by a holder of Exchange Notes (including the presentation of Exchange Notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in a Global Certificate is credited and only in respect of such portion of the aggregate principal amount of the Exchange Notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the Exchange Notes, DTC will exchange a Global Certificate for certificated Exchange Notes, which it will distribute to its participants.

        DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (indirect participants). The rules applicable to DTC and its participants are on file with the SEC.

        Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in the Exchange Notes represented by a Global Certificate among its participants, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

        If DTC is at any time unwilling or unable to continue as a depositary for a Global Certificate and a successor depositary is not appointed by us within 90 days, we will issue certificated Exchange Notes in exchange for a Global Certificate.

        All payments of principal and interest will be made by us in immediately available funds.

        Secondary trading in long-term bonds and notes of corporate issuers is generally settled in clearing-house or next-day funds. In contrast, beneficial interests in the Exchange Notes that are not certificated Exchange Notes will trade in DTC's Same-Day Funds Settlement System until maturity. Therefore, the secondary market trading activity in such interests will settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the Exchange Notes.

        The information under this caption "Book-Entry" concerning DTC and DTC's book-entry system has been obtained from sources that we believe to be reliable, but we do not take any responsibility for the accuracy thereof.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

        The following is a discussion of the material United States federal income tax consequences of the exchange offer and of the ownership and disposition of Original Notes and Exchange Notes, which we refer to in this section collectively as the Notes, and, insofar as it relates to matters of law and legal conclusions, constitutes the opinion of Pillsbury Winthrop LLP. Unless otherwise stated, this discussion deals only with U.S. holders who hold Notes as capital assets.

        As used herein, a "U.S. holder" is a beneficial owner of a Note that is, for United States federal income tax purposes, (i) an individual citizen or resident of the United States, (ii) a corporation, or other entity treated as a corporation for United States federal income tax purposes, created or organized in, or under the laws of, the United States, any state thereof or the District of Columbia, (iii) an estate the income of which is subject to United States federal income taxation regardless of its source or (iv) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and (b) one or more U.S. persons have the authority to control all substantial decisions of the trust. In addition, certain trusts in existence on August 20, 1996 and treated as U.S. persons prior to that date may also be treated as U.S. holders. As used herein, a "non-U.S. holder" is a beneficial owner of a Note that is not a U.S. holder. If a partnership, or other entity treated as a partnership for United States federal income tax purposes, is a beneficial owner of a Note, the treatment of a partner in the partnership will generally depend upon the status of the partner and upon the activities of the partnership. Partnerships and partners in such partnerships should consult their tax advisors about the United States federal income tax consequences of owning and disposing of Notes.

        This discussion does not describe all of the tax consequences that may be relevant to a holder in light of its particular circumstances. For example, it does not deal with special classes of holders such as banks, thrifts, real estate investment trusts, regulated investment companies, insurance companies, dealers or traders in securities or currencies, or tax-exempt investors. It also does not discuss Notes held as part of a hedge, straddle, "synthetic security" or other integrated transaction. This discussion does not address the tax consequences to persons that have a functional currency other than the U.S. dollar and certain United States expatriates. Further, it does not include any description of any alternative minimum tax consequences or the tax laws of any state or local government or of any foreign government that may be applicable to the Notes. This discussion is based on the Code, the Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as of the date hereof, and all of which are subject to change or differing interpretations, possibly on a retroactive basis.

        You should consult with your own tax advisors regarding the United States federal, as well as any state, local and foreign income, franchise, personal property and any other tax consequences of the ownership and disposition of the Notes.

Tax Consequences of the Exchange Offer

        The exchange of Original Notes for Exchange Notes pursuant to the exchange offer will not be a taxable event for United States federal income tax purposes. Accordingly, a holder will not recognize any gain or loss as a result of exchanging Original Notes for Exchange Notes pursuant to the exchange offer. A holder will have the same tax basis in an Exchange Note as in the Original Note exchanged therefor, and the holding period of an Exchange Note will include the holding period of the Original Note exchanged therefor.

Taxation of U.S. Holders

  Interest Income

        Interest paid on the Notes will be taxable to a U.S. holder as ordinary income at the time it accrues or is received in accordance with the U.S. holder's regular method of accounting.

  Notes Purchased with Market Discount

        A U.S. holder will be considered to have purchased a Note with "market discount" if the holder's tax basis in the Note immediately after the purchase is less than the Note's stated redemption price at maturity. A Note is not treated as having market discount if the amount of market discount is de minimis. For this purpose, the amount of market discount is de minimis if it does not exceed the product of 0.25% of the stated redemption price at maturity multiplied by the number of complete years to maturity remaining as of such date. If the Note has de minimis market discount, a U.S. holder must generally include such de minimis amount in income (as capital gain) as stated principal payments are made.

        If a Note is treated as having market discount, any partial payment of principal on, or gain recognized on the maturity or disposition of, the Note will generally be treated as ordinary income to the extent that such gain does not exceed the accrued market discount on the Note. Alternatively, a U.S. holder of a Note may elect to include market discount in income currently over the life of the

Note. Such an election applies to all debt instruments with market discount acquired by the electing holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the Internal Revenue Service. When such an election is made, market discount accrues on a straight-line basis unless the holder further elects to accrue such discount on a constant yield to maturity basis. This latter election is applicable only to the debt security with respect to which it is made and is irrevocable. A holder of a Note that does not elect to include market discount in income currently will generally be required to defer deductions for interest on borrowings allocable to such Note in an amount not exceeding the accrued market discount on such Note until the maturity or disposition of such Note.

  Notes Purchased at a Premium

        A U.S. holder will be considered to have purchased a Note at a premium if the holder's tax basis in the Note immediately after the purchase (which does not include any amount paid in respect of accrued interest on the Note) is greater than the amount payable at maturity. A holder may elect to treat such premium as "amortizable bond premium," in which case the amount of interest on the Note required to be included in the holder's income each year will be reduced by the amount of the amortizable bond premium allocable (generally under a constant yield method based on the holder's yield to maturity) to such year, with a corresponding decrease in the holder's adjusted tax basis in the Note. Any election to amortize bond premium is applicable to all debt securities (other than a tax-exempt debt security) held by the holder at the beginning of the first taxable year to which the election applies or thereafter acquired by the holder, and may not be revoked without the consent of the Internal Revenue Service.

  Sale, Exchange or Redemption of Notes

        Except as described above (with respect to the exchange offer and Notes purchased with market discount), a U.S. holder will generally recognize capital gain or loss equal to the difference between the amount realized on the sale, exchange, redemption or other disposition of a Note and the holder's tax basis in such Note. The amount realized is generally equal to the amount of cash and the fair market value of property received for the Note (other than amounts attributable to accrued but unpaid interest). A holder's tax basis in the Note generally will be the purchase price paid therefor, increased by any market discount included in income and reduced by any amortized bond premium. In the case of a holder other than a corporation, preferential tax rates may apply to capital gain recognized on the sale of a Note if such holder's holding period for such Note exceeds one year. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes.

  Information Reporting and Backup Withholding Tax

        In general, information reporting requirements will apply to payments of principal and interest on the Notes and payments of the proceeds of the sale of the Notes, and a backup withholding tax may apply to such payments at the applicable rate, if a non-exempt holder fails to comply with certain identification requirements. Any amounts withheld under the backup withholding rules from a payment to a holder generally will be allowed as a credit against such holder's United States federal income tax liability and may entitle the holder to a refund, provided that the required information is furnished to the Internal Revenue Service.

Taxation of Non-U.S. Holders

  Interest Income

        Generally, interest income of a non-U.S. holder that is not effectively connected with a United States trade or business is subject to a withholding tax at a 30% rate (or, if applicable, a lower tax rate specified by an income tax treaty). However, interest income earned on a Note by a non-U.S. holder will qualify for the "portfolio interest" exemption and therefore will not be subject to United States federal income tax or withholding tax, provided that such interest income is not effectively connected with a United States trade or business of the non-U.S. holder and provided that: (i) the non-U.S. holder does not actually or constructively own 10% of more of the total combined voting power of all classes of our stock entitled to vote; (ii) the non-U.S. holder is not a controlled foreign corporation that is related to us through stock ownership; (iii) the non-U.S. holder is not a bank which acquired the Note in consideration for an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business; and (iv) either (a) the non-U.S. holder certifies to the payor or the payor's agent, under penalties of perjury, that it is not a United States person and provides its name, address and certain other information on a properly executed Internal Revenue Service Form W-8BEN or a suitable substitute form or (b) a securities clearing organization, bank or other financial institution that holds customer securities in the ordinary course of its trade or business, and holds the Notes in such capacity, certifies to the payor or the payor's agent, under penalties of perjury, that such a statement has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner, and furnishes the payor or the payor's agent with a copy thereof. The applicable United States Treasury regulations also provide alternative methods for satisfying the certification requirements of clause (iv), above. If a non-U.S. holder holds the Note through certain foreign intermediaries or partnerships, such holder and the foreign intermediary or partnership may be required to satisfy certification requirements under applicable United States Treasury regulations.

        Except to the extent that an applicable income tax treaty otherwise provides, a non-U.S. holder generally will be taxed with respect to interest in the same manner as a U.S. holder if the interest is effectively connected with a United States trade or business of the non-U.S. holder. Effectively connected interest income received or accrued by a corporate non-U.S. holder may also, under certain circumstances, be subject to an additional "branch profits" tax at a 30% rate (or, if applicable, at a lower tax rate specified by an applicable income tax treaty). Even though such effectively connected income is subject to income tax, and may be subject to the branch profits tax, it is not subject to withholding tax if the non-U.S. holder delivers a properly executed Internal Revenue Service Form W-8ECI (or successor form) to the payor or the payor's agent.

  Sale, Exchange or Redemption of Notes

        A non-U.S. holder generally will not be subject to United States federal income tax or withholding tax on any gain realized on the sale, exchange, redemption or other disposition of a Note unless (i) the gain is effectively connected with a United States trade or business of the non-U.S. holder or (ii) in the case of a non-U.S. holder who is an individual, such holder is present in the United States for a period or periods aggregating 183 days or more during the taxable year of the disposition, and certain other conditions are satisfied.

  Information Reporting and Backup Withholding Tax

        United States backup withholding tax will not apply to payments on the Notes to a non-U.S. holder if the statement described in clause (iv) under "Interest Income" above is duly provided by such holder, provided that the payor does not have actual knowledge that the holder is a United States person. Information reporting requirements may apply with respect to interest payments on the Notes, in which event the amount of interest paid and tax withheld (if any) with respect to each non-U.S.

holder will be reported annually to the Internal Revenue Service. Information reporting requirements and backup withholding tax will not apply to any payment of the proceeds of the sale of Notes effected outside the United States by a foreign office of a "broker" as defined in applicable Treasury regulations (absent actual knowledge that the payee is a United States person), unless such broker (i) is a United States person as defined in the Code, (ii) is a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, (iii) is a controlled foreign corporation for United States federal income tax purposes or (iv) is a foreign partnership with certain United States connections. Payment of the proceeds of any such sale effected outside the United States by a foreign office of any broker that is described in the preceding sentence may be subject to backup withholding tax and information reporting requirements unless such broker has documentary evidence in its records that the beneficial owner is a non-U.S. holder and certain other conditions are met, or the beneficial owner otherwise establishes an exemption. Payment of the proceeds of any such sale to or through the United States office of a broker is subject to information reporting and backup withholding requirements unless the beneficial owner of the Notes provides the statement described in clause (iv) under "Interest Income" above or otherwise establishes an exemption.

        The foregoing discussion is included for general information only and may not be applicable depending upon a holder's particular situation. Holders should consult their tax advisors with respect to the tax consequences to them of the ownership and disposition of the Notes, including the tax consequences under state, local, foreign and other tax laws and the possible effects of changes in United States federal or other tax laws.

PLAN OF DISTRIBUTION

        As discussed under "The Exchange Offer" in this prospectus, based on interpretations by the staff of the SEC set forth in no-action letters issued to other companies, we believe that a holder, other than a person that is an affiliate of ours within the meaning of Rule 405 under the Securities Act or a broker-dealer registered under the Exchange Act that purchases Original Notes or Exchange Notes from us to resell pursuant to Rule 144A under the Securities Act or any other exemption, that acquires the Exchange Notes in the ordinary course of business and that is not participating in, does not intend to participate in, and has no arrangement or understanding with any person to participate in, the distribution of the Original Notes or Exchange Notes will be allowed to resell the Exchange Notes to the public without further registration under the Securities Act and without delivering to the purchasers of the Exchange Notes a prospectus that satisfies the requirements of Section 10 of the Securities Act. However, if any holder acquires Exchange Notes in the exchange offer for the purpose of distributing or participating in a distribution of the Exchange Notes, such holder cannot rely on the position of the staff enunciated in Morgan Stanley & Co., Inc. (available June 5, 1991) and Exxon Capital Holdings Corp. (available May 13, 1988), as interpreted in the SEC's letter to Shearman & Sterling dated July 2, 1993, or similar no-action or interpretive letters and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction, and such secondary resale transaction must be covered by an effective registration statement containing the selling security holder information required by Item 507 or 508, as applicable, of Regulation S-K if the resales are of Exchange Notes obtained by such holder in exchange for Original Notes acquired by such holder directly from us or an affiliate thereof, unless an exemption from registration is otherwise available.

        As contemplated by the above no-action letters and the registration rights agreement, each holder accepting the exchange offer is required to represent to us in the letter of transmittal that:

            (i)  any Exchange Notes it receives will be acquired in the ordinary course of business;

           (ii)  it has no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of the Exchange Notes;

          (iii)  it is not an "affiliate" of ours as defined in Rule 405 of the Securities Act;

          (iv)  if it is not a broker-dealer, it is not engaged in, and does not intend to engage in, the distribution (within the meaning of the Securities Act) of the Exchange Notes within the meaning of the Securities Act; and

           (v)  if it is a participating broker-dealer that it will receive Exchange Notes for its own account in exchange for Original Notes that were acquired as a result of market-making activities or other trading activities, and acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Notes.

        This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Original Notes where such Original Notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of the lesser of 90 days after the expiration date and the date on which all participating broker-dealers have sold all Exchange Notes held by them (unless such period is extended pursuant to the registration rights agreement), we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, dealers effecting transactions in Exchange Notes may be required to deliver a prospectus.

        We will not receive any proceeds from any sale of Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act, and any profit on any such resale of Exchange Notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        For a period the lesser of 90 days after the expiration date and the date on which all participating broker-dealers have sold all Exchange Notes held by them (unless such period is extended pursuant to the registration rights agreement), we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of Original Notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of Original Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

        Certain legal matters with respect to the Exchange Notes will be passed upon for us by Pillsbury Winthrop LLP, New York, New York and Gary D. Benz, Esq., Associate General Counsel of FirstEnergy. As of January 30, 2004, Mr. Benz owned approximately 2,808 shares of FirstEnergy common stock.

INDEPENDENT ACCOUNTANTS

        The consolidated financial statements as of December 31, 2002 and for the year then ended incorporated in this Prospectus by reference to Ohio Edison Company's Annual Report on Form 10-K/A, Amendment No. 3 filed November 13, 2003, for the year ended December 31, 2002, have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to Ohio Edison Company's restatement of previously issued consolidated financial statements for the year ended December 31, 2002) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

        With respect to the unaudited consolidated financial information of Ohio Edison Company for the three-month periods ended March 31, 2003 and 2002, for the three-month and six-month periods ended June 30, 2003 and 2002 and for the three-month and nine-month periods ended September 30, 2003 and 2002, incorporated by reference in this Prospectus, PricewaterhouseCoopers LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports dated May 9, 2003, except as to Note 1 which is as of August 18, 2003, August 18, 2003 and November 13, 2003, incorporated by reference herein state that they did not audit and they do not express an opinion on that unaudited consolidated financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. PricewaterhouseCoopers LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited consolidated financial information because those reports are not a "report" or a "part" of the registration statement prepared or certified by PricewaterhouseCoopers LLP within the meaning of Sections 7 and 11 of the Act.

        After reasonable efforts, we have not been able to obtain the consent of Arthur Andersen LLP, our former independent public accountants, to the incorporation by reference in this prospectus of their report on our consolidated financial statements for the years ended December 31, 2001 and 2000, and we have dispensed with the requirement to file their consent in reliance upon Rule 437a under the Securities Act. Because Arthur Andersen LLP have not consented to the incorporation by reference of their report in this prospectus, you will not be able to recover against Arthur Andersen LLP under Section 11 of the Securities Act for any untrue statements of a material fact contained in the financial statements audited by Arthur Andersen LLP or any omissions to state a material fact required to be stated therein.

WHERE YOU CAN FIND MORE INFORMATION

        We are required by the Exchange Act to file annual, quarterly and special reports and other information with the SEC. These reports and other information can be inspected and copied at the public reference room maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also read and copy these SEC filings by visiting the SEC's Web site at http://www.sec.gov or our Web site at http://www.firstenergycorp.com. Information contained on our Web site does not constitute part of this prospectus.

        We have filed with the SEC a registration statement on Form S-4 under the Securities Act with respect to the Exchange Notes offered by this prospectus. This prospectus does not contain all of the information included in the registration statement. For further information, you should refer to the registration statement.

        The SEC allows us to incorporate by reference in this prospectus the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. The information in this prospectus is not complete, and should be read together with the information incorporated by reference. We incorporate by reference in this prospectus the information contained in the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, excluding, in each case, information deemed furnished and not filed. Until the termination of this offering, information we file in the future with the SEC will automatically update and supersede this information.

  •
  Our Annual Report on Form 10-K (as amended by the Forms 10-K/A filed on August 19, 2003, September 24, 2003 and November 13, 2003) for the year ended December 31, 2002;

  •
  Our Quarterly Report on Form 10-Q for the quarters ended March 31, 2003 (as amended by the Form 10-Q/A filed on August 19, 2003), June 30, 2003 and September 30, 2003; and

  •
  Our Current Reports on Form 8-K filed August 5, 2003, August 8, 2003, September 12, 2003, October 21, 2003, December 22, 2003, December 23, 2003, January 13, 2004 and January 20, 2004.

        This prospectus is part of a registration statement on Form S-4 filed with the SEC under the Securities Act.

        You may request additional copies of our Exchange Act reports or copies of our other SEC filings at no cost by writing or telephoning us at the following address:

Ohio Edison Company
c/o FirstEnergy Corp.
76 South Main Street
Akron, Ohio 44308-1890
Attention: Investor Services
(800) 646-0400

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Table of Contents
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
SUMMARY
Ohio Edison Company
Recent Developments
The Exchange Offer
The Exchange Notes
RISK FACTORS
USE OF PROCEEDS
CAPITALIZATION AND SHORT-TERM DEBT
SUMMARY CONSOLIDATED FINANCIAL INFORMATION
THE EXCHANGE OFFER
DESCRIPTION OF EXCHANGE NOTES
CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
PLAN OF DISTRIBUTION
LEGAL MATTERS
INDEPENDENT ACCOUNTANTS
WHERE YOU CAN FIND MORE INFORMATION